As filed with the Securities and Exchange Commission on June 6, 2005
                                          SEC Registration No. 333-120688

____________________________________________________________________________

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                             AMENDMENT NO. 2 TO

                       FORM SB-2 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                            AMERICAN TONERSERV CORP.
                           (Formerly Q MATRIX, INC.)
       -----------------------------------------------------------------
       (Exact Name of Small Business Issuer as Specified in its Charter)

          Delaware                    7378                     33-0686105
-------------------------  ----------------------------   -------------------
(State or Other Jurisdic-  (Primary Standard Industrial   (IRS Employer Iden-
 tion of Incorporation)     Classification Code Number)    tification Number)

         475 Aviation Boulevard, Suite 100, Santa Rosa, California 95043
                              (800) 304-4156
         ---------------------------------------------------------------
                   (Address and Telephone Number of Principal
                Executive Offices and Principal Place of Business)

              Bryan Klingler, President and Chief Executive Officer

         475 Aviation Boulevard, Suite 100, Santa Rosa, California 95043
                              (800) 304-4156
         ---------------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                              James P. Beck, Esq.
                               Krys Boyle, P.C.
   600 Seventeenth Street, Suite 2700 South Tower, Denver, Colorado 80202
                               (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
----------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
                                    Proposed       Proposed
Title of Each           Amount      Maximum        Maximum
Class of Secur-         to be       Offering       Aggregate    Amount of
ities to be             Regis-      Price          Offering     Registration
Registered              tered       per Unit(2)     Price(2)        Fee
----------------------------------------------------------------------------
Common Stock           400,000 (1)   $0.25         $100,000         $12.67(3)
$.001 Par Value        Shares
----------------------------------------------------------------------------




(1)  To be offered by a selling shareholder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






















































PROSPECTUS                  SUBJECT TO COMPLETION, DATED JUNE 6, 2005

--------------------------------------------------------------------------




                          AMERICAN TONERSERV CORP.

                        400,000 Shares of Common Stock


     A selling shareholder is offering the shares of common stock.


     The selling shareholder will sell our shares at a fixed price of $0.25 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There is currently no public market for our common stock. We cannot assure you that a trading market for our shares will ever develop. We will attempt to have our common stock quoted on the OTC Bulletin Board.

     INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS AND IS HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




























                              _________, 2005






                             TABLE OF CONTENTS


                                                                   PAGE

     Prospectus Summary ..........................................   3

     Risk Factors ................................................   4

     Use of Proceeds .............................................   8

     Determination of Offering Price .............................   8

     Market for Common Stock and Related Stockholder Matters .....   8

     Management's Discussion and Analysis ........................   8

     Business ....................................................  14

     Management ..................................................  21

     Security Ownership of Certain Beneficial Owners
       and Management ............................................  26

     Certain Transactions ........................................  27

     Selling Shareholder  ........................................  28

     Plan of Distribution ........................................  28

     Description of Securities ...................................  30

     Legal Matters ...............................................  31

     Experts .....................................................  31

     Where You Can Find More Information .........................  31

     Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities ................................  32

     Index to Financial Statements ...............................  33

                             PROSPECTUS SUMMARY

     The following summary describes only the most significant aspects of the offering. You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering, our financial statements and the notes to those financial statements that appear elsewhere in this prospectus.

THE COMPANY

     American TonerServ Corp. ("we," our," "American TonerServ" or the "company") was founded as a Delaware corporation in 1995 and is headquartered in Santa Rosa, California. American TonerServ Corp. is a national distributor of re-manufactured printer toner cartridges. We have been servicing printers and other office equipment through our Preferred Provider Network for over nine years. Over the last few years, we began selling re-manufactured toner cartridges through our dealers and marketing cartridges directly to businesses. We have recently decided to revise our business strategy to focus on acquiring small toner re-manufacturers and distribution companies to take advantage of opportunities we believe exist in that market. We believe that this approach offers a cost effective strategy to acquire customers and maximize the value of our preferred supplier network. In January 2005, we amended our articles of incorporation to change our name from "Q MATRIX, Inc." to our current name.

     Our executive offices are located at 475 Aviation Boulevard, Suite 100, Santa Rosa, California 95043, and our telephone number is (800) 304-4156.

THE OFFERING

     Total shares outstanding .............  7,715,264 (1)

     Shares being offered for resale
     to the public ........................  400,000

     Price per share to the public ........  The selling shareholder will sell our shares at a fixed price of
                                             $0.25 per share until our shares
                                             are quoted on the OTC Bulletin
                                             Board, and thereafter at
                                             prevailing market prices or
                                             privately negotiated prices.

     Use of proceeds from the offering ....  We will not receive any proceeds from this offering.

     Estimated expenses of the offering
     to be paid by us .....................  $134,000

________________

(1) As of May 26, 2005 and does not include 1,541,225 shares of common stock issuable upon exercise of outstanding options and warrants. In addition to the outstanding options and warrants, the company has issued $801,386 of convertible debentures. These debentures have detachable warrants equal to 150% of the number of shares a debt holder would receive if he or she converted their notes into shares of common stock. The option price of the warrants is to be set at the per share price of the company's planned PIPE offering. For estimation purposes, using a per share price of $0.25, this would equate to 4,808,316 warrants. This amount of warrants, subject to the PIPE price, is not included in the total shares outstanding above.

SUMMARY FINANCIAL INFORMATION

     The summary financial information contained in the following table is derived from and should be read in conjunction with our audited and unaudited financial statements and the notes thereto appearing elsewhere in this prospectus. Our auditors have expressed substantial doubt about our ability to continue as a going concern.

                                 For the Year Ended    For the Three Months
                                    December 31,          Ended March 31,
                              ----------------------  ----------------------
                                 2004        2003        2005        2004
                              ----------  ----------  ----------  ----------
Statement of Operation Data:

Total Revenue                 $1,039,686  $2,155,032  $139,150     $440,485
Operating Expenses             1,100,200   1,184,943   197,854      405,838
Loss from Operations            (739,770)   (389,009) (145,132)    (244,348)
Net Loss                        (762,405)   (397,456) (159,581)    (248,679)
Basic & Diluted Loss
  Per Share                        (0.10)      (0.06)    (0.02)       (0.03)
Weighted Average Number
  Of Shares Outstanding        7,356,908   6,758,576 7,715,264    7,315,264

                                     At December 31,       At March 31,
                                         2004            2005 (Unaudited)
                                    ---------------      ----------------
Balance Sheet Data:

Working Capital Deficit               $  486,894          $   466,503
Total Assets                             198,066              291,287
Long-term Debt                           505,333              683,236
Stockholders' Deficit                    970,402            1,129,983


                                  RISK FACTORS

     An investment in the common stock offered involves a high degree of risk. You should consider carefully all of the material risks described below and all other information contained in this prospectus before making an investment decision. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of, or related to, our company.

WE HAVE OPERATED AT A LOSS FOR MOST OF OUR HISTORY AND HAVE A SUBSTANTIAL ACCUMULATED DEFICIT AND IF WE CONTINUE TO INCUR LOSSES WE MAY HAVE TO FILE FOR BANKRUPTCY.

     During our ten-year operating history, we have experienced significant operating losses. Additionally, we are currently operating at a loss and are dependent on additional financing in order to continue to operate. During the years ended December 31, 2004 and 2003, we had net losses of $762,405 and $397,456, respectively, and during the three months ended March 31, 2005, we had a net loss of $159,581. As of March 31, 2005, we had an accumulated deficit of $1,129,983. We do not believe that we can achieve profitability until we obtain additional financing and implement our strategic business plan of acquiring other companies.

WE MAY BE UNABLE TO MAKE ACQUISITIONS IN THE TONER RE-MANUFACTURE MARKET.

     Our business plan assumes that compatible toner re-manufacturing providers will be interested in partnering with us. In order for this strategy to be effective, we must be able to first acquire these companies at a reasonable valuation. Additionally, our business plan is based on the assumption that we will be able to immediately reduce the back office and other overhead and related expenses of an acquired company by at least 10% by utilizing our existing back office, systems and service capabilities.
Further, we expect that all acquisitions will be for a combination of cash and stock consideration over a time period of as much as three years and we will depend on retaining the customers and revenues of the acquired. There is no assurance that we will be able to make acquisitions under these terms. If we are unable to implement this plan, we will have to consider filing for bankruptcy which could result in our shareholders losing all of their investment in our stock.

WE HAVE OBLIGATIONS TO OUR SERVICE PROVIDERS THAT ARE PAST DUE WHICH COULD LEAD TO LAWSUITS THAT COULD FORCE THE COMPANY TO DECLARE BANKRUPTCY.

     We currently have a working capital deficit and payments due to many of our independent preferred service providers are significantly past due. The total amount owed to our service providers that is past due as of April 30, 2005 was approximately $413,000. In most instances, we have continued our working relationship with the providers and have worked out payment arrangements that allow us to continue our operations until we obtain additional financing. However, three of the providers filed claims against us seeking a judgment for payment. We entered into settlement agreements with all three of these providers. Two of the providers have been paid in full and the third provider has agreed to accepting payments over time. However, additional lawsuits and related judgments could force us to declare bankruptcy which could result in our shareholders losing all of their investment in our stock.

WE MAY BE UNABLE TO RAISE NECESSARY FUNDING TO CONTINUE TO OPERATE THE BUSINESS WHICH MAY LEAD TO BANKRUPTCY.

    We have encountered difficulty in obtaining funding for our operations and implementing our strategic business plan. If we are unable to raise additional funding during the next six months, we may have to consider bankruptcy. In addition, if unexpected adverse conditions such as losses of customers or judgments against us increase our cash requirements, we may not be able to continue to operate. We are currently spending approximating $26,000 more cash per month than we bring in. Management is attempting to reduce monthly expenses to reduce the amount of cash we require; however, delays in obtaining additional financing could force us to cease operations and declare bankruptcy which could result in our shareholders losing all of their investment in our stock. If we are unable to implement our business plan, management expects that we will require approximately $280,000 of outside financing over the next 12 months to conduct our business as it is currently operated.

CHANGES IN MARKET CONDITIONS COULD FORCE US TO REDUCE PRICES OR REQUIRE RETOOLING WHICH WOULD REDUCE OR ELIMINATE THE OPPORTUNITIES FOR US TO MAKE A PROFIT.

     The toner cartridge market is currently dominated by a few, very large manufactures such as Hewlett Packard and Canon. Significant adjustments in their strategies, such as significant price reductions for new toner cartridges, implementation of new toner technologies that render re-manufacturing obsolete or require costly retooling or if they were to decide to offer private label toner products, would have a negative impact on out business strategy and cause our expected gross margins to decline. Ultimately, this could force us to declare bankruptcy which could result in our shareholders losing all of their investment in our stock.

TONER CARTRIDGE RE-MANUFACTURERS MAY BE UNABLE TO ADAPT TO NEW TECHNOLOGIES WHICH WOULD LEAD TO LOST REVENUES.

     Our strategic business plans rely on the ability of other companies' ability to continue to develop, package and supply re-manufactured toner cartridges. As printer technologies continue to evolve and change, it may be possible that a much smaller percentage of the current re-manufacturers will be able to keep pace with the printer manufacturer and make the necessary capital investments to produce quality toner replacements in a cost effective manner. Consolidation in the re-manufacture supplier business sector and higher costs to manufacture replacement toner cartridges could cause an increase in planned costs and a decline in revenue.

WE MAY BE UNABLE TO ATTRACT ACQUISITION CANDIDATES WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS PLAN.

     Our strategic business plan is based upon our ability to forge strategic business relationships with compatible toner distributors. This will require us to identify structure and close business partnerships and acquisitions with companies with which we have no affiliation today. Our strategic business plan requires that we strictly adhere to financial and customer retention requirements in order to make the transactions attractive to our potential partners or acquisition candidates. We have not entered into any letters of intent with any potential acquisition candidates, and have not specifically identified terms and conditions that would be acceptable to possible acquisition companies. If we fail to attract and acquire suitable businesses, we will not achieve profitability and will be unable to continue in business.

WE MAY BE UNABLE TO SUCCESSFULLY OPERATE COMPANIES THAT WE MAY ACQUIRE WHICH COULD CAUSE US TO HAVE ADDITIONAL LOSSES.

     Our future revenues are expected to be derived from businesses we acquire. In general, the acquisition of any business, and the subsequent integration of operations and customers, is a difficult task with inherent risks. Failure to successfully integrate acquisition companies could result in unanticipated costs and a loss of expected revenues, leading to incurring additional losses.

THERE IS CURRENTLY NO MARKET FOR OUR STOCK AND A MARKET MAY NEVER DEVELOP WHICH WOULD MAKE IT VERY DIFFICULT FOR SHAREHOLDERS TO RESELL THEIR SHARES.

     There is currently no public market for our common stock. We cannot assure you that a trading market for our shares will ever develop. We may not be able to attract broker-dealers willing to make a market for our shares. If no market for our common stock develops, there will be very limited opportunities for our shareholders to liquidate their investment.

ANY MARKET THAT DEVELOPS FOR OUR COMMON STOCK WOULD BE LIMITED WHICH WOULD LIMIT SHAREHOLDERS' ABILITY TO SELL OUR COMMON STOCK, AND INCREASE THE VOLATILITY OF OUR STOCK PRICE.

     We will attempt to have our common stock quoted on the OTC Bulletin Board. The OTC Bulletin Board is generally considered to be a less efficient market than national exchanges or the Nasdaq Stock Market, and trading volumes for stocks quoted on the OTC Bulletin Board are often small. Consequently, the liquidity of our securities could be impaired, not only in the volume of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and media coverage of our business, if any, and lower prices for our securities than might otherwise be attained. This could have an adverse effect on the ability of an investor to sell shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

WE PLAN TO SELL ADDITIONAL COMMON STOCK TO RAISE CAPITAL WHICH WOULD HAVE A DILUTIVE AFFECT TO EXISTING SHAREHOLDERS.

     We plan to raise additional funds through the issuance of common stock to help finance our strategic business plan. If we are successful selling our common stock, the ownership interests of our existing shareholders would be diluted, and shareholders could be adversely affected because the amount available for dividends, if any, on each share would decrease; the relative voting power of each previously outstanding share would be decreased; and the market price of shares may decline.

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We plan to use all of our earnings, if any, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

DELAWARE LAW AND OUR CORPORATE CHARTER AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR DISCOURAGE TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions that may inhibit changes in control that are not approved by our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control despite possible benefits to our stockholders, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of our stockholders.

THE APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

     If a market develops for our common stock, trading in our shares will be subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000 - or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules will affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.

                               USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling shareholder.


                       DETERMINATION OF OFFERING PRICE

     The selling shareholder will sell our shares at a fixed price of $0.25 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There is no assurance that our shares will be quoted on the OTC Bulletin Board.


            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET FOR COMMON STOCK

     Prior to this offering, there has been no market for our common stock. We cannot assure you that a trading market for our shares will ever develop. We will attempt to have our common stock quoted on the OTC Bulletin Board.

STOCKHOLDERS

     On May 26, 2005, there were approximately 125 holders of record of our common stock.

DIVIDENDS

     We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS

     This prospectus includes "forward-looking" statements, which reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, limited financial resources, a history of losses, significant competition, trading risks of low-priced stocks and those other risks and uncertainties discussed in this prospectus that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipate," "believe," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. Except as required by law, we undertake no obligation to announce publicly revisions we make to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus.

OVERVIEW

     The year 2003 was a transitional year for American TonerServ. Since our inception, we have provided service and maintenance for office equipment. In 2003, we began marketing re-manufactured toner cartridges for printers to our existing customer base and direct to businesses. Additionally, we established a few relationships with toner re-manufacturing companies to supply us with high quality toner cartridges at competitive prices. As a result, we determined that a significant business opportunity existed in the marketplace to combine our office equipment service and maintenance business with sales of re-manufactured toner cartridges.

      Our legacy business has been to provide service and maintenance for all makes and models of office equipment on a national basis. In our ten years in business we have established a nationwide network of preferred service providers that includes approximately 4,000 office equipment service and supply dealers. The service agreements are primarily one year agreements between American TonerServ and the customer providing for the repair and maintenance of office printers, copiers and fax machines. This service is marketed primarily to businesses ranging from regional offices of Fortune 500 companies to smaller companies with less than 25 employees. The primary benefit that American TonerServ provides to its customers is that they can be covered under one contract for all their office equipment and servicing needs.

     We are the primary obligor with 41 companies that as of December 31, 2004 had $303,000 of contracts in force. We have a priority database of historical failure rates and costs on most makes and models of office equipment. This data is used to establish pricing for the service agreements. Customers generally pay monthly or quarterly in advance. When a customer's equipment fails, they simply call our toll free telephone number at our national service center in Santa Rosa, California. Our customer service representative will then dispatch one of our local preferred providers. The provider will repair the equipment and invoice us directly on a pre-agreed upon time and material pricing schedule.

     We have marketed full service maintenance agreements and time and material service through a direct field sales organization since 1995. However, we were unable to cost effectively market the service and maintenance agreements without adding additional products that have entered into the office equipment environment over the last 5 years. While the margin on the service agreements and the time and material were in the 35% to 45% range and the renewal rates of the service agreements were in excess of 90%, the cost of sales continued to increase while business customers had more choices in terms of how they made office equipment buying and servicing decisions. In addition, consolidation of office supply channels and increasing awareness on the part of business owners in terms of the aggregate spend on office equipment contributed to higher sales costs. To lower the cost of sales, leverage the nationwide network of service providers and the national service center, we have expanded into selling toner cartridges.

     Our business strategy of expanding into toner assumes that we complete the process of becoming a public company and with the proceeds of a proposed equity offering, initiate a process of soliciting existing toner sales organizations in our geographically contiguous marketplace. Management believes that compatible toner re-manufacturing providers will be interested in partnering with us to take advantage of our national network of preferred service providers and enhance their ability to provide service and full service maintenance agreements to their customers. In order for this strategy to be effective, the company must be able to first acquire these companies at a reasonable valuation. In addition, the company expects that it will be able to immediately reduce the back office and other overhead and related expenses by at least 10% per annum by utilizing our existing back office, systems and service capabilities. Lastly, all acquisitions will be for a combination of cash and stock consideration over a time period of as much as three years and dependent upon customer and revenue retention.

     We believe that transitioning our business model toward the re-manufactured toner cartridge marketplace will result in an expanded relationship with our customers, higher margins and the ability to continue to service their office equipment needs as their older equipment ages and is replaced. While acquisitions of toner manufacturing companies and distributors are part of our strategy, we currently do not have any acquisitions that are probable nor are we in discussion with any potential acquisition targets.

     As a result of the nationwide preferred service provider network we have built, we expect to be among the first to market our service model to the re-manufactured laser toner marketplace. In 2003, we began marketing re-manufactured toner cartridges for printers to our existing customer base and directly to businesses. Additionally, we established relationships with various toner re-manufacturing companies to supply us with high quality toner cartridges. We will seek to become the preferred partner of choice to toner re-manufacturers and distributors by combining our service capabilities and office equipment resources with their re-manufactured toner cartridge customers.

     Management's strategic business plan anticipates making one to three acquisitions of toner re-manufacturing businesses in Northern California within the first 18 months after an equity offering. Based on our knowledge of the industry, we anticipate that the revenue range of the companies we would acquire would be between $1.5 and $5.0 million annually. We expect that the target companies would have gross margins in the 35% to 45% range and operating income in the 20% to 25% range. Management will attempt to make the purchase using part cash and part common stock. We assume that the acquisitions will bring new toner cartridge customers and the ability to reduce costs in the acquired company through centralizing certain general and administrative expenses including service dispatch and accounting. We anticipate there may be a reduction in general and administrative expenses of up to 15%. Upon successful integration of the first series of acquisitions, management would pursue additional acquisitions. We anticipate that we would experience a leveraging effect as revenue grows through marketing service and maintenance to new customers and a reduced cost of the re-manufactured toner cartridges from volume discounts.

     While we do intend to acquire other companies, we have no intention of becoming a vehicle for a reverse acquisition.

RESULTS OF OPERATIONS

COMPARISON OF YEAR ENDED DECEMBER 31, 2004 TO THE YEAR ENDED DECEMBER 31, 2003

     The net loss for 2004 was $762,405 compared to a loss of $397,456 for 2003. The revenues for 2004 were $1,039,686 compared to revenues of $2,155,032 million for 2003, representing a decline of 52%. The service revenue and the toner revenue for 2004 were $989,497 and $50,189, respectively. The service revenue and the toner revenue for 2003 were $2,090,037 and $64,995, respectively. The drop in revenue was due primarily to a loss of a $735,000 service contract with Danka Business Systems PLC December 2003 and approximately $300,000 in annualized service contracts in the year 2004.
There was approximately $303,000 of contracts in force as of December 31, 2004, compared to $600,000 as of December 31, 2003. In 2004 there was continued erosion of our service contract business. A majority of the erosion is attributed to annual contracts electing not to renew due to cost-cutting mandates.

     The traditional business of full service maintenance contracts has continued to diminish in the first three months of 2005, as some of the annual contracts have not been renewed. The principal reason for non-renewal has been attributable to older office equipment reaching the end of its useful economic life and being retired or companies implementing cost-cutting measures. However, many of these customers continue to request service and are billed on per incident basis. This shift has increased our time and materials service business but not sufficiently to offset the aforementioned loss of service contracts.

     The gross margin percent was 44% and 37% for 2004 and 2003, respectively. The increase in margin is due to retention of the higher profit margin customers. The gross margin percent for 2004 was 45% for service revenue and 21% for toner revenue. The gross margin percent for 2003 was 37% for service revenue and 22% for toner revenue.

     Selling, general and administrative expenses were $1,200,200 representing 106% of the revenue for 2004 and $1,184,943 or 55% of the revenue for 2003. The sales and marketing expenses were $42,128 and the general and administrative expenses were $1,158,072 for 2004 compared to sales and marketing expenses of $61,988 and the general and administrative expenses of $1,122,955 for 2003. The $19,860 drop in sales and marketing expenses was primarily attributed to no longer having a full time sales person. The $35,117 increase in the general and administrative expenses was attributed to a reduction in accounting, executive and service staffing and related benefit expenses of $195,000 and an increase of approximately $204,000 for the business repositioning expenses including consulting, advisory, legal and accounting fees.

     The roll-up acquisition strategy is expected to have a significant impact on our future revenue and profits. We are planning on utilizing cash and common stock to acquire toner re-manufacturing companies. The new customers will be marketed service and maintenance for their office equipment.

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2005 TO THE THREE MONTHS ENDED MARCH 31, 2004

     The net loss for the three months ended March 31, 2005 was $159,581 compared to a net loss of $248,679 for the three months ended March 31, 2004. The service revenue and the toner revenue for the three months ended March 31, 2005 were $134,547 and $4,603 respectively. The service revenue and the toner revenue for the three months ended March 31, 2004 were $433,125 and $7,360 respectively. Operating results for the three months ended March 31, 2005 continued to reflect the necessary changes in our operations as we prepare to reposition American TonerServ to address the laser toner re-manufacturing
market.   We have dedicated time and resources in evaluating the feasibility of marketing toner cartridges to its existing customer base and utilizing its national service network to provide service to toner manufacturers and distributors. The revenues for the three months ended March 31, 2005 were $139,150 compared to revenues of $440,485 for the three months ended March 31, 2004 which represents a drop of approximately 68%. This decrease was primarily due to the loss of approximately 20 service contracts totaling approximately $275,000 in annual service. These losses occurred due to the equipment being replaced with newer models and the continued erosion of our service contract business. A majority of the erosion is attributed to annual contracts electing not to renew due to cost-cutting mandates. The gross profit margin for the three months ended March 31, 2005 was 38% compared to a gross profit margin for the three months ended March 31, 2004 of 37%. The gross margin percent for three months ended March 31, 2005 was 38% for the service revenue and 23% for the toner revenue compared to a gross profit margin for the three months ended March 31, 2004 of 37% for service revenue and 21% for toner revenue. The gross margins for the three months ended March 31, 2005 and March 31, 2004 were nearly identical due to similar loss rates on the service agreements and markup on the toner sales.

     The operating loss for the three months ended March 31, 2005 of $159,581 includes $37,509 of professional fees associated with the preparation of a registration statement to be filed with the Securities and Exchange Commission. Excluding these fees, the loss from operations was $122,072. The majority of our business focus during 2004 and the first quarter of 2005 has been the preparation of the strategic business plan to address the toner cartridge distribution marketplace. We have continued to service our existing customers and maintained a strong relationship with our national service network, but management has not focused on securing more service revenues. Sales and marketing expenses were $6,798 and general and administrative expenses were $191,056 for the three months ended March 31, 2005 compared to sales and marketing expenses of $15,692 and general and administrative expenses were $390,146 for the three months ended March 31, 2004. The $8,894 drop in sales and marketing expenses was primarily attributed to the reduction of a sales person. The $199,090 decrease in the general and administrative expenses was primarily attributed $172,950 to a one-time write off of a bad debt and for $37,509 for the expenses incurred to position the company for this offering. There was a decrease in service and accounting payroll expenses of approximately $18,000.

LIQUIDITY AND CAPITAL RESOURCES

     American TonerServ experienced nominal profits on a monthly basis throughout the majority of 2003. However, in the fourth quarter of 2003, the company's contract with Danka Business Systems PLC experienced excessive unanticipated service costs. We began to experience monthly losses and cancelled this contract effective at the beginning of 2004. As a result of these losses, our working capital was negatively impacted and payments to many of our 230 Preferred Service Providers were delayed or renegotiated. As of March 31, 2005, we owed our providers a total of approximately $479,000. The unanticipated service costs were primarily due to significantly higher actual copy volume as compared to the estimated volume stipulated in the contract Danka subsequently disputed the copier overage billing of $135,643 that was consequently written off. Some of the service providers are receiving partial payments. Most of the service providers have agreed to accept payments at a later date when the company is in the financial position to allow for payment.

     As of March 31, 2005, we had a working capital deficit of $466,503, as compared to a working capital deficit of $486,894 as of December 31, 2004. The decreased working capital deficit was primarily a result of the receipt of proceeds from a further private offering of convertible notes and warrants, which was nearly completely offset by the net loss experienced during the period. Cash on hand at March 31, 2005 totaled $194,159.

     As of March 31, 2005, we had total liabilities of approximately $1,420,000. We owed our preferred service providers approximately $494,000; we owed approximately $110,000 for professional services; we owed approximately $38,000 to employees and directors; we owed approximately $20,000 for accrued payroll and benefits; and we owed approximately $675,000 to the holders of our convertible notes. The convertible notes mature two years after the dates of the notes unless the notes have been converted into shares of common stock pursuant to the terms of the notes.

     In the first quarter of 2005, we received approximately $175,000 in proceeds from a private offering of units consisting of convertible notes and warrants to existing investors in the company. During April and May of 2005, the company completed this offering to existing investors and secured an
additional $125,000.   The proceeds will be used for working capital purposes
and to fund legal, transaction and other expenses related to the proposed equity offering, which the company estimates to be $134,000.

     During the next twelve months, we anticipate that we will need to obtain between $1.0 to $1.8 million of additional outside funding to provide working capital; to cover anticipated losses from our current operations; and to implement our business plan. We believe that $1.0 million will allow us to operate the business and complete one acquisition. With $1.8 million of financing, we will be able to complete up to three acquisitions. We expect to incur losses from our current operations of approximately $25,000 per month until our business plan is fully implemented. In addition, we expect to have expenses of approximately $65,000 of professional fees and approximately $70,000 in administrative expenses related to the implementation of our business plan. We intend to obtain the necessary funds from a proposed private equity offering of approximately $1.0 to $3.0 million which we anticipate may occur during the fourth quarter of 2005. The milestones in this process would be the effectiveness of the registration statement of which this prospectus is a part; the establishment of a market for our common stock; the negotiation of the terms of a private offering and completing an offering. In the event that there are delays in the financing process, we believe that we can continue to secure financing from existing shareholders/investor base adequate to fund operations for an additional nine months at the current operating losses rate. However, there can be no assurance that we will be successful in raising sufficient financing to meet our current obligations and need for working capital.

     Following the completion of an equity offering, we plan to begin approaching potential acquisition candidates in the toner re-manufacture industry. Management's strategic business plan anticipates making one to three acquisitions of toner re-manufacturing businesses in Northern California within the first 18 months after an equity offering.

     American TonerServ does not currently have any commitments for material capital expenditures.

SUMMARY OF CASH FLOWS

     We experienced a negative cash flow from operations of $424,529 for the year ended December 31, 2004, as a result of the net loss of $762,405 from operations. The significant change in assets was a decrease in the accounts receivable of $59,798, as a result of write offs of $172,950 of bad debts. The most significant changes in the liabilities were a decrease in deferred revenue of $23,218 and an increase of accounts payable of $10,819.

     During the three months ended March 31, 2005, $38,956 was used in operating activities. The significant change in assets was a decrease in accounts receivable of $40,681. The significant changes in liabilities were an increase in accounts payable of $68,537 which reflects the fact that we have been unable to pay our Preferred Service Providers in a timely manner.

OFF-BALANCE SHEET ARRANGEMENTS

     We do not have any off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES

     In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant effect on our revenues and net income or net loss, as well as on the value of certain assets on our balance sheet. We believe that there are several accounting policies that are important to an understanding of our historical and future performance as these policies affect the reported amounts of revenues, expenses, and significant estimates and judgments applied by management. While there are a number of accounting policies, methods and estimates affecting our financial statements, one area of particular significance is identified. Approximately 42% of our current revenues are derived from service contracts. In these arrangements, we agree to service specific equipment of the customer for a fixed fee over a given period of time (typically one year). In these arrangements, we rely on our actuarial data for service calls and repair costs in order to price the service contracts. Revenue is recognized on a straight-line basis over the period of the contract. Underlying costs of servicing the contract are estimated each month based on the number of service work orders (SWO) from the customer. These estimates are then reconciled to actual invoices subsequently received from the underlying American TonerServ preferred service provider. Therefore, in any given month, there may be differences between accrued service costs and actual expenses due.


                                   BUSINESS

OVERVIEW

     We were founded as a Delaware corporation in 1995 and are headquartered in Santa Rosa, California. We were originally incorporated under the name "Manage Maintenance Systems, Inc." and on November 13, 1995 we amended our Certificate of Incorporation to change our name to "Q MATRIX, Inc." On January 3, 2005, we amended our certificate of incorporation to change our name to "American TonerServ Corp."

     After our incorporation in 1995 we merged with Critical Systems Management, Inc. (CSMI) in December 1995. CSMI was in the business of repairing and maintaining office equipment. After the merger, we commenced operating in the office equipment and repair business in Phoenix, Arizona. We began by offering agreements to small and mid sized businesses to provide service for their office equipment for specific periods of time.

     We are a nationwide "Single Source Provider" of service and maintenance for office equipment. By using American TonerServ for maintenance and repair, business customers are covered under one service agreement for all makes and models of office equipment. Through Full Service Maintenance (typically annual service agreements), Time and Material programs (pay as you go or pre-pay block), and Month-to-Month pay in arrears, American TonerServ specializes in providing high quality service maintenance and repair work. We market our products and services directly to our customers. We do not employ outside agents or third parties for marketing and business development purposes.

     We have been servicing printers and other office equipment through our Preferred Provider Network for over nine years. We have established the country's first and only nationwide Preferred Provider Network of over 4,000 office equipment service and supply dealers.

SERVICE AND MAINTENANCE PROGRAMS - Our maintenance programs offer the advantages of maximizing productivity through less equipment downtime, reduced administrative costs, controlled repair costs and management simplification all through a competitively priced service program.

PREFERRED PROVIDER NETWORK - Our nationwide Preferred Provider Network includes partnerships with companies that provide guaranteed response times, quality service and depth of expertise. With an American TonerServ service agreement, when office equipment malfunctions customers make just one call to the company's National Service Center to have their equipment serviced. American TonerServ then dispatches a qualified, certified technician to the customer's site for service.

    We believe that the ability to service and support customers on a nationwide basis for all makes and models of business equipment on a cost effective basis, including copiers, printers, fax machines, computers, and telephone systems, sets us apart from our competitors. Over the nine years in business, we have been approached by a number of companies including Xerox, Kemper Insurance, Danka and Toshiba to discuss their using our provider network because, to our knowledge, there are no other companies in the country with a proprietary network of independent office equipment service providers. We have chosen to contract with service providers instead of employ our own personnel because it allows more flexibility, a lower cost structure, more expedient market entry and leverage in pricing and quality. There are no formal written agreements between American TonerServ and the Preferred Service Providers (PSPs.) There is a mutual understanding as to service levels, response times and costs to be billed to us by our network.

NATIONAL SERVICE CENTER - American TonerServ repairs and maintains office equipment of any make or model, from any manufacturer, on site. After a customer places a telephone call to a single "800" number at our National Service Center in Santa Rosa, a trained technician is dispatched and arrives at the customer's business location within a guaranteed response time, typically four hours. The malfunctioning equipment is properly repaired on site when feasible. American TonerServ manages the entire repair to completion. It is a "single source," one phone call solution.

     American TonerServ utilizes a National Service Center (NSC) concept. The NSC has the responsibility of being responsive to our customers and PSPs. All service work order calls are received at the NSC that provides a centralized dispatch function. The primary focus of the NSC is to control and ensure high quality customer service.

RE-MANUFACTURED TONER CARTRIDGES - Over the last few years, we have repositioned our operations and have started selling re-manufactured toner cartridges through our dealers and marketing cartridges directly to businesses. American TonerServ is now a national distributor of re-manufactured printer toner cartridges. Our goal is to provide our customers with high quality, competitively priced re-manufactured toner supplies for their laser printers.

     Currently, American TonerServ purchases re-manufactured toner cartridges from a few selected re-manufacturers. The product covers a wide base of laser printers, both makes and models and monochrome or color. These re-manufacturers have agreed upon a base pricing that is at or below current distributor pricing. Upon placing an order with the re-manufacturer, the product is dropped shipped to the end user. This enables American TonerServ to reduce the need for inventory on-hand warehousing. The product is private labeled and packaged per our instructions. We do not rely on any one or a selected number of re-manufacturers nor do we have long-term contractual arrangements with these re-manufacturers. Management believes that there are a significant number of companies who can provide high quality laser toner compatible products at competitive prices and that our operations would not be impacted by the loss of any one supplier or suppliers.

     As we market re-manufactured toner products, we believe that we will have the opportunity to develop an expanded relationship with our customers. Based on customers' needs, we can provide additional service and maintenance for all makes and models of office equipment. We have the expertise in the service areas of copiers, faxes, computers, plotters, printers and some brands of phone equipment. In addition, we can provide service for Regional and National accounts via our Preferred Service Provider network.

BUSINESS STRATEGY

     Management is working to position American TonerServ to become a significant nationwide re-manufactured toner cartridge distribution company. This strategy will utilize our existing national service network that has been built over the last ten years. We plan to acquire and partner with small local and regional toner companies to take advantage of the following factors:

      * PREFERRED PROVIDER NETWORK - Many of the small local and regional toner cartridge companies serving business customers today are limited in their ability to service their customers outside of their geographic marketplace. American TonerServ currently offers national service capabilities through approximately 4,000 independent service providers on all makes and models of office equipment. This capability would allow significant incremental sales opportunities to existing customers with multiple locations requiring service. Management believes that American TonerServ's nationwide ability to provide service to its customers will be an attractive strategic benefit to these small local and regional toner cartridge companies. Our service offerings will afford the opportunity to generate additional revenues per existing client and offset marketing costs. Additional benefits include the ability to open up new markets for toner cartridge sales to larger, multi-site customers who require service as a condition for buying toner cartridges.

      * VOLUME DISCOUNTS ON CARTRIDGES - We have established strategic relationships with a few large toner re-manufacturing companies that allow us to acquire toner cartridges at very competitive pricing. Due to volume discounts, our cost to acquire re-manufactured cartridges is often less than the cost for the small independent companies to produce them. American TonerServ plans to package service offerings with competitively priced toner cartridges which management believes would generate incremental revenue with its customers.

      * QUALITY OF CARTRIDGES - We believe that providing excellent product quality print performance alone is not sufficient to ensure success in this competitive marketplace. In response, we have developed a business strategy that we believe will allow us to compete and grow in this environment. Key components of this business strategy are: (1) Maintain high product quality through use of defined standards for the re-manufacturer suppliers; (2) Maintain competitive product pricing; (3) Differentiate its toner product from the competitors by offering the innovative solution of combining service and toner; (4) Maintain our distinctive competitive edge by offering both office equipment supplies and service nationally by utilizing and expanding our existing network net work of service providers; and (5) Implement a strategic marketing plan to access and increase revenue through existing distribution channels.

     OTHER SERVICE OFFERINGS - We also provide service on a time and material basis and service agreements on all make and models of printers and other office equipment. We will continue to offer to our new toner cartridge customers' access to our full service maintenance agreements on other office equipment that they have.

     We have received a favorable response from customers in marketing a combination of the re-manufactured toners with service. Unlike other cartridges, our cartridges are priced slightly higher to include service and repair on the printer. There is no need for expensive service and maintenance contracts on the end users printers. The customer simply completes the registration card enclosed in the toner cartridge box and the printer is covered for service and repair as long as it is using the American TonerServ toner/service product. We are able to offer this exclusive product via its extensive national Service Provider Network.

     Additionally, American TonerServ sells its service agreements and time and material programs through Xerox Corporation and other local office equipment distributors. These partners market the American TonerServ program to place office equipment manufactured by competitors under an American TonerServ agreement. Ultimately these strategic partners hope to replace the competitive equipment with their office equipment. While we plan to continue to use these strategic partners when possible, it is not a cornerstone of our strategy. Management believes that companies such as Xerox, who have marketed our service agreements in the past, will continue to focus on cost competitive equipment, expanded functionality and workflow efficiency with both hardware and software solutions to business customers. Office equipment servicing does not appear to be central to their future business strategy. While the company continues to generate revenue through our relationship with Xerox, we are not actively soliciting new business from them.

MAJOR CUSTOMERS

     During the years ended December 31, 2004 and 2003, one customer, Xerox Corporation, represented approximately $340,645 and $710,673 of our revenues, respectively, representing 33% and 33% of our revenues, respectively. The loss of this customer would have a material adverse effect on our results of operations.

     In August 2003, we entered into an annual full service maintenance contract covering copiers with Danka Business Systems PLC, with the end customer being US Bank, for a contract amount of $735,000. Due to a significantly higher actual copy count as compared to the estimated amount provided in the contract, we experienced an overage charge to Danka of $138,900 for the first three months of the contract. Danka disputed owing the amount and we exercised the right to cancel the contract in January 2004. This has resulted in a significant reduction in our revenues and had a material negative effect on out cash flow.


                  THE MARKET FOR TONER AND INKJET CARTRIDGES

     Based on a review of available market research, management estimates that the market size for toner and inkjet cartridges is over $30 billion and that more than 12 million desktop laser printers will be shipped in 2005. Additionally, the industry expects growth in the sale of color laser toner supplies at an accelerated rate over the next five years.

     The printer manufacturers such as Hewlett-Packard, Lexmark, Canon and Epson, have coupled low priced laser printers to high-priced disposable cartridges for years. These products are priced at roughly two times that of compatible re-manufactured cartridge products. Printers are sold at minimal operating margins and manufacturers have profited significantly by selling disposable cartridges.

     Management believes there are more than 30,000 cartridge re-manufacture companies in the United States and an estimated 2,000 companies in California alone.

      * GROWING MARKET SHARE - Management believes that while re-manufacturers have been steadily increasing market share during the past 10 years, that a large majority of consumers are still purchasing new cartridges from the printer manufacturers. As a result, management believes that there is substantial opportunity to further penetrate this market.

      * PRICING ADVANTAGE - The competition in the laser cartridge market has increased as independent companies started refilling and rebuilding toner and ink cartridges and selling them for approximately half the price of new cartridges. This has allowed re-manufacturers to gain market share at the expense of the OEM cartridge providers.

      * PRINTER MANUFACTURER RESISTANCE - The biggest challenge to re-manufacturers is competing against the original equipment manufacturers
(OEMs). The gain of market share for the re-manufacturers has been subject to OEM resistance, including use of unfair tactics such as microchips, which disable equipment or voidable warranties if non-OEM replacement cartridges are used. Both the United States and the European Union have now taken legislative action against these non-competitive tactics which creates an even playing field for the re-manufacturers.

      * ENVIRONMENTAL FRIENDLY - Pro-environment and cost cutting pressures by consumers and government agencies are expected to accelerate growth in market share for re-manufacturers.

      * QUALITY FACTORS - While re-manufacturers can compete on price, their cartridges have in the past sometimes been seen as inferior to OEM products. The recent creation of re-manufactured product quality standards, as well as maturation of the industry segment, is expected to diminish this historical impediment to market growth for re-manufacturers.


                               COMPETITION

     The competition for re-manufacturers includes re-manufacturers who sell under a national brand or by a superstore retailer. These include Laser Imaging International, International Laser Group and Depot America, among others. We believe that this represents about on-third of the market. The rest of the market is represented by local and regional suppliers. We estimate that there are approximately 30,000 companies in the local and regional supplier marketplace. As a result, the market is highly fragmented with no company having a dominant market position. The competition for our service and maintenance business includes equipment manufacturers and local independent dealers for numerous makes and models of office equipment. Given the large number of companies that service the office equipment industry, American TonerServ competes primarily on the basis of price and service. Currently, we are not a significant competitor in this market.

       Management believes that there are two segments of the toner re-manufactured marketplace. The first segment consists of companies selling over 2,000 cartridges per month, representing about 22% of the market. The second segment consists of companies that sell less than 2,000 cartridges a month, which represents about 78% of the market.

     Management's strategic business plan initially provides for acquiring or partnering with smaller re-manufacturers or distributors and consolidate their operations for increased profitability by optimizing the use of our current back office operations. Our research indicates that companies in this market segment have limited ability to provide high quality service on printers to their toner customers. In addition, management believes that we will be able to drive additional revenue growth by servicing multiple office locations with customers that currently utilize multiple service providers. Management believes that American TonerServ is positioned well to grow a regional distributor/re-manufacturer on a national basis with both our service products and our ability to provide volume toner cartridges via our re-manufacturer relationships.

     To the best of our knowledge, there is no other company that is implementing such a roll-up strategy in the toner cartridge market. In addition, management is not aware of any other company that has as extensive of a network of service providers as American TonerServ.

     The competition in the service and maintenance area is as follows:

     * EQUIPMENT MANUFACTURERS - Equipment manufacturers such as Xerox, Canon, and others provide a high quality of service but do so at prices well in excess of American TonerServ. Additionally, manufacturers are typically focused only on their own product lines and cannot promote single source solutions without changing their focus or aligning with a company similar to American TonerServ.

     * REGIONAL SERVICE PROVIDERS - These companies service a larger range of products than equipment manufacturers. However, we believe that regional providers lack customer management capabilities and cannot provide service to customers outside of a limited geographic region.

     * RESELLERS AND DISTRIBUTORS - These types of providers sell many types of equipment and brands. They typically do not have a large service and support capability. If they do provide extended support, it is often out-sourced to other service providers.


                       PROPOSED ACQUISITION STRATEGY

     Management believes that the compatible toner cartridge market is mature and prime for consolidation. As the market continues to mature, a number of re-manufacturers and distributors are expected be looking for some type of exit strategy to transition their business as they confront the pressure to expand their revenue and enhance their profitability. Management believes that few financially attractive alternatives exist today for cartridge remanufacturers and distributors that are looking to transition their companies. American TonerServ will seek to fill this void by offering its service platform, national network and service and maintenance expertise to attract partners who have these needs.

CHALLENGES FOR SMALL TONER COMPANIES - As the market continues to develop and mature, management believes that it is becoming increasingly difficult for smaller re-manufacturers to maintain profitable operations. These companies are challenge to provide all of the makes and models necessary to supply the current broad printer base. Smaller re-manufacturers have also faced significant problems with increasing cartridge design complexity. As a result, management believes that many smaller re-manufacturers are unable or unwilling to continue to invest the capital and research necessary to maintain production levels and stay current with technology changes.

PROVIDING AN EXIT STRATEGY - Our strategic market evaluation indicated that a number of the distributors have reached "burn out" as small independent distributors and would entertain a strategic business partnership or sale to a strategic buyer. Management believes that it can provide tangible benefits to these business owners and an eventual exit strategy that will be financially attractive to them. Being able to provide an exit strategy through an acquisition and utilizing could be a benefit to consolidating this market.

PROFILE OF A TYPICAL DISTRIBUTOR/RE-MANUFACTURER CANDIDATE - Initially we plan to focus on target acquisition candidates in the range of $1.5 million to $5.0 million of annual revenue. Our research indicates that these companies generally experience operating income of 20% to 25%. They typically have been in business for up to 10 years and have less than 20 employees. They generally provide service on a local or regional basis. They generally have a national account base but are unable to provide service to their customers nationally. We believe that many of them are looking for an exit or merger.

EXPECTED PROFILE OF A TYPICAL DISTRIBUTOR/RE-MANUFACTURER AFTER ACQUISITION After we acquire a distributor or re-manufacturer, we believe that the acquired entity would phase out of the re-manufacturing process as a result of our buying power. The products would be drop shipped directly from our manufacturer to the end-user for low inventory and elimination of delivery issues. Service would be available to their national and regional accounts to provide incremental revenue growth. Additional service contracts for other office equipment would be available to increase revenues and further reduce customer acquisition costs. The quality of the products should be improved by supplying from our re-manufacturers. We believe that there will be significant economies of scale by reducing the administration and accounting functions into our operation. The end result is expected be an opportunity for the prior owner/team to concentrate primarily on selling and customer relations. It is anticipated through these benefits of consolidation that there would be an increase in the profitability of the acquired entity.

ACQUISITION STRATEGY - We intend to initially focus on acquiring re-manufacturing and distribution companies in California and then the Western United States. Our plans call for 2 to 4 acquisitions within the first year. We anticipate using a combination of cash, notes, earn-outs and stock to make the acquisitions.


                            INTELLECTUAL PROPERTY

     We do not have any patents, trademarks or any other intellectual property rights.


                           RESEARCH AND DEVELOPMENT

     We have not had any expenditures for research and development activities during the last two fiscal years.


                                   EMPLOYEES

     We currently have six full time employees, which consist of the President and CEO, two general office and accounting and three service support personnel. In addition, our Chief Operating Officer currently serves on a part-time basis. We also have one part-time general office employee.


                                  FACILITIES

     Our facilities are located at 475 Aviation Blvd. Suite 100, Santa Rosa, CA 95403. The office space is approximately 4,063 square feet. The current annual lease amount is $89,623 and the lease expires November 30, 2007. The company believes that it has adequate insurance covering the leased premises and its properties.


                               LEGAL PROCEEDINGS

    There are currently no legal actions pending against the company. We have recently settled three lawsuits involving service and equipment providers that provided for the payment of approximately $93,000 with certain payment dates set. Two of the providers have been paid in full and we currently owe the third provider $32,000, which is to be paid in twelve equal installments beginning March 2005 The amount owed to this provider has been included in our accounts payable at March 31, 2005.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors and Executive Officers of American TonerServ are as follows:

                                        Positions and Offices Held
       Name               Age                 or to be Held
       ----               ---           --------------------------

Daniel J. Brinker         47       Chairman of the Board
Thomas Hakel              44       Director
Dr. Daniel O'Keeffe       56       Director
Bryan Klingler            47       Director, President and CEO
Frank Sanchez             40       Chief Operating Officer and Secretary

     There is currently no family relationship between any of the Directors or Executive Officers of American TonerServ.

     Our success will depend to a significant extent on the performance and continued service of our officers, directors and key employees. None of our employees have employment contracts. There can be no assurance that we will be successful in attracting or retaining personnel needed to implement our strategic business plan and expand our operations. We may experience increased costs in order to attract and retain skilled employees. In addition, there can be no assurance that we will have the resources to retain key employees. If we fail to attract additional qualified employees or to retain the services of key personnel, we may be unable to achieve our objectives.

     The following sets forth biographical information as to the business experience of each Officer and Director for at least the last five years.

     DANIEL J. BRINKER, CHAIRMAN OF THE BOARD - Mr. Brinker has been a Director of American TonerServ since 1995, and served as President from 1995 to 2002. He currently devotes approximately 5 to 10% of his time to our business. Since 2002, he has been a business consultant and serves as President of ASKM Enterprises, Inc., his consulting firm. He has over twenty years of experience as a principal, operating officer and financier of financial and other service businesses, and technology companies. Mr. Brinker has extensive operational, financial and/or senior management experience with a number of financial services companies including American Home Shield (a publicly traded company) and Benchmark Lending Group. Mr. Brinker served as President of American Home Shield (AHS), the nation's largest home warranty company, from 1987 to 1995. Mr. Brinker led a turnaround management team that engineered a buyout of AHS by ServiceMaster and management in 1989. Mr. Brinker is a Certified Public Accountant and earned a Bachelor of Science degree in Accounting from Santa Clara University in 1979. Mr. Brinker has also completed certain graduate courses at Stanford University.

     THOMAS HAKEL, DIRECTOR - Mr. Hakel has been a Director of the company since 2001. He has extensive experience in corporate finance and business development. Since 1998, Mr. Hakel has been the founder and manager of International Commerce Group, LLC, a business consultancy organization working primarily with emerging stage technology companies. He also served as the CEO of Accerra Corporation, a web based communications and marketing service from 2003 to April 2004. From 1997 to 1999, Mr. Hakel was co-founder of DTI Network Services, LLC and ICN/CommSource Network Services, LLC, which bought international undersea network fiber optic cable capacity. Prior to that, Mr. Hakel was Executive Vice President at World Change Communications ("WXC"), a telecommunications company with over $400M in annualized revenues from 1996 to 1997. In both consulting and operational roles, Mr. Hakel has assisted numerous companies with the development of strategic plans, debt and equity financing and mergers and acquisitions, including transactions involving companies in the software, telecom equipment, financial services and Internet industries. He is a Certified Public Accountant and received a B.S. Degree in computer science from California State University, Sonoma in 1985

     DR. DANIEL O'KEEFFE, DIRECTOR - Dr. O'Keeffe was one of the original
founders of American TonerServ and has been a Director since 1995.   Dr.
O'Keeffe is board-certified in Obstetrics and Gynecology and Maternal-Fetal
Medicine with over 20 years of private practice experience.   Dr. O'Keeffe
started his private practice in Phoenix in 1980 where he developed Phoenix Perinatal Associates, an integrated medical group consisting of Maternal Fetal Medicine specialists, neonatal specialists, ultrasound specialists, and genetic specialists. Dr. O'Keeffe also created United Genetics, a full-service reproductive genetic company serving the entire state of Arizona. Dr. O'Keeffe received his medical degree from Universidad Autonoma de Guadalajara Facultad de Medicina in 1974. Dr. O'Keeffe completed his residency and fellowship at the University of California, Irvine in 1978 and 1980, respectively.

     BRYAN KLINGLER, DIRECTOR, PRESIDENT and CEO - Mr. Klingler joined the Board in May 2005. Mr. Klingler was named CEO of the company in May 2005. Mr. Klingler has been President of American TonerServ since May 2002. From 2000 to 2002, Mr. Klingler founded and owned Home Aide Home Improvement Services in Santa Rosa, California. Previously, he was employed by Associated Business Products (ABP) from 1990 to 2000. During that time, Mr. Klingler was COO and President/CEO. As President, Mr. Klingler led an acquisition of Scanning Systems and grew that division to over $10 million in revenue in 5 years. Later Mr. Klingler led smaller acquisitions of independent forms distributors. In 2000, Mr. Klingler negotiated the sale of ABP to a mergers and acquisitions company located in Chicago. Mr. Klingler received his BA in Bank Management from Shepperton University, UK in 1997 and later received his MBA from Shepperton University, UK in 2003. He has also completed California Intermediate Banking School at the University of San Diego in 1997.

     FRANK SANCHEZ, CHIEF OPERATING OFFICER AND SECRETARY - Mr. Sanchez has served as Chief Operating Officer since August 2004. From 2000 to August 2004, he served as Vice President of Operations. Mr. Sanchez currently oversees all operational and administrative matters of American TonerServ other than sales and marketing, and devotes approximately 50% of his time to our business. Mr. Sanchez is responsible for the customer service call center, contract administration, preferred service provider network, technology infrastructure, and finance administration. Mr. Sanchez has been with American TonerServ since 1996, initially serving as Director of Information Technology. In 2001, Mr. Sanchez received a Bachelor of Science degree in Computer Science from Condie College in 1982.

     Our Executive Officers hold office until the next annual meeting of Directors. There are no known arrangements or understandings between any Director or Executive Officer and any other person pursuant to which any of the above-named Executive Officers or Directors was selected as an Executive Officer or Director.

     The Board of Directors currently has an audit committee and a compensation committee, both of which are currently composed of Daniel J. Brinker and Thomas Hakel.

ADVISOR

     The following person has agreed to serve as an advisor to American
TonerServ:

     MICHAEL R. WALKER, ADVISOR   In May 2005, Mr. Walker was named President
of US Bank, Northern California. Mr. Walker resigned from the Board of the company but agreed to continue to serve the company as an advisor. Mr. Walker served as a Director of American TonerServ from July 2004 to May 2005. From June 2004 to May 2005 he was Managing Director of GPF Advisors, a financial advisory firm in San Francisco, California, where he was responsible for business development and transaction execution for the firm's clients. From January 2003 to June 2004 he was Managing Director of Entrenet Capital Partners, a market advisory firm providing corporate finance, capital raising and merger and acquisition advice. From 1996 until December 2002 he was Managing Director of client and new business development for the Western States region of Chase Securities, an investment banking firm. Mr. Walker originated, structured and executed over $25 billion of corporate finance transactions with Chase Securities before it merged into JP Morgan in December 2003. His prior experience includes work in the banking, finance and investment banking industries since 1978. Mr. Walker received a Bachelors Degree in Foreign Service at Georgetown University in 1978. He is 49 years old.


                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for our President during the fiscal years ended December 31, 2002, 2003 and 2004.

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

                                                               Long-Term
                                                             Compensation
                                   Annual Compensation          Awards
                              ---------------------------   ---------------
                                                              Securities
                               Year                           Underlying        All Other
Name and Principal Position    Ended      Salary    Bonus   Options/SARs(#)   Compensation($)
---------------------------   --------   --------   -----   ---------------   ---------------
Bryan Klingler, President     12/31/04   $ 69,360
                              12/31/03   $120,000     --        100,000             --
                              12/31/02   $ 84,600     --           --               --

Frank Sanchez, Vice           12/31/04   $100,300     --           --               --
  President - Operations*     12/31/03   $100,300     --           --               --
                              12/31/02   $100,300     --           --               --
___________

* Effective in August 2004, Mr. Sanchez became our Chief Operating Officer.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

               Number of   Percent of Total
               Securities    Options/SARs   Exercise
               Underlying     Granted to    or Base   Market Price
               Option/SARs   Employees in    Price     on Date of   Expiration
    Name         Granted     Fiscal Year     ($/Sh)    Grant($/Sh)     Date
-------------- ----------- ---------------- --------  ------------  ----------
Bryan Klingler   100,000         100%        $0.25       $0.25       12/17/13

               AGGREGATED OPTIONS/EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION/VALUES

                                             Securities         Value of
                                             Underlying         Exercised
                    Shares                   Unexercised       in-the-Money
                   Acquired                  Options/SARs      Options/SARs
                      on                      at FY-End         at FY-End
                   Exercise      Value       Exercisable/      Exercisable/
     Name          (Number)     Realized     Unexercisable     Unexercisable
--------------     --------     --------     -------------     -------------

Bryan Klingler        --          --              0 / 100,000     $0 / $0
Frank Sanchez         --          --        164,405 /  33,905     $0 / $0


EMPLOYMENT ARRANGEMENTS

     We do not currently have any formal employment agreements with current or proposed Executive Officers. However, we have entered into letter agreement concerning compensation matters with the current and proposed compensation of Bryan Klingler.

     Bryan Klingler, our President and CEO, currently receives $7,000 monthly and we pay for his medical insurance. Upon completion of an equity offering by American TonerServ of at least $1 million in net proceeds, Mr. Klingler is to receive a three year employment contract with a guarantee of one years' salary, a base salary of $200,000 and up to an additional $80,000 in bonuses based on meeting goals that will be agreed upon between the Board of Directors and Mr. Klingler. Mr. Klingler's salary will thereafter be reviewed on an annual basis. He will also to be granted additional stock options to purchase 600,000 shares after such an equity financing at an exercise price equal to the fair value of our shares at that time. He will also receive a $750 per month automobile allowance.

     The compensation package for Frank Sanchez currently provides for base compensation of $8,333 per month multiplied by the portion of his time devoted to our business. Upon the completion of an equity financing by American TonerServ of at least $1 million, Mr. Sanchez is to receive a salary increase to $10,833 per month. He will also be eligible for bonuses of up to 30% of his salary. In addition, upon completion of a successful equity offering, Mr. Sanchez is to receive stock options to purchase 100,000 shares at an exercise price equal to the fair value of our shares at the time of the grant, which will vest over four years.

COMPENSATION OF DIRECTORS AND ADVISORS

     Members of the Board of Directors do not currently receive any cash compensation for their services as Directors. However, certain Directors have received options to purchase shares of our Common Stock. To attract and keep Board members the company may grant options to Board members. Director Thomas Hakel was granted 75,000 options on March 22, 2001, and 75,000 options on December 17, 2003. Michael Walker, who served as a Director and now is an advisor to the company, was granted 75,000 options on July 16, 2004. Each of these options are excisable at $0.25 per share and vest as to 1/42nd of the total number of shares six months after their respective grant date and vest as to an additional 1/42nd of the number of shares on the first day of each of the following 41 calendar months. The options will continue to vest so long as Mr. Walker continues to serve as an advisor to the company.

1995 STOCK INCENTIVE PLAN

     On October 12, 1995, the Board of Directors adopted a Stock Incentive Plan (the "1995 Plan") and it was approved by our shareholders on same date. The 1995 Plan has been amended four times after that date. The 1995 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the company and service providers (consultants) to American TonerServ. The Board of Directors has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option that qualifies under Section 422 of the Internal Revenue Code of 1986) or an option that is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees or officers of American TonerServ. The Board of Directors determines vesting provisions at the time options are granted. Currently, the total number of shares of Common Stock subject to options under the 1991 Plan may not exceed 2,000,000, subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash and will be no less than 100% of the fair market value of the Common Stock on the date the option is granted for Incentive Stock Options and 85% of the market value for non-qualified options.

     As of December 31, 2004, there were 390,559 options outstanding under the 1995 Plan. The 1995 Plan will expire on October 12, 2005, but any options outstanding at that time will continue in accordance with their respective terms.

     In addition to options granted under the 1995 Plan, the Board of Directors has approved grants of other non-qualified options outside of the 1995 Plan. However, as of December 31, 2003, all such non-plan options had expired.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2004.

                                                                     Number of Securities
                                                                     Remaining Available for
                     Number of Securities to   Weighted-Average      Future Issuance Under
                     be Issued upon Exercise   Exercise Price of     Equity Compensation
                     of Outstanding Options,   Outstanding Options   Plans (excluding securities
Plan Category        Warrants and Rights       Warrants and Rights   reflected in the second column)
----------------------------------------------------------------------------------------------------

Equity Compensation         897,851                 $0.22                      168,374
Plans Approved by
Stockholders

Equity Compensation            --                     --                          --
Plans Not Approved by
Stockholders


                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of our $.001 value common stock owned beneficially, as of May 26, 2005, by any person who is known by us to be the beneficial owner of 5% or more of such common stock, by all Directors and Executive Officers individually, and by all Directors and Executive Officers as a group. Information as to beneficial ownership is based upon statements furnished to us by such persons.

                                    Amount of
Name and Address                    Beneficial              Percentage
of Beneficial Owner                 Ownership                of Class
-------------------                --------------           ----------

Walter Family Trust                     731,042(1)              9.4%
526 Vine Hill Rd.
Sebastopol, CA 95472

Daniel J. Brinker                       635,683(2)              8.0%
475 Aviation Blvd., Suite 100
Santa Rosa, CA  95043

Dave and Sheri Brinker                  585,000                 7.6%
8731 Bass Lake Rd.
New Hope, MN 55428

Lynn Brinker                            533,125(3)              6.8%
77-875 Seminole Rd.
Indian Wells, CA 92210

Richard David                           493,000                 6.4%
9 Cape Woodbury
Newport Beach, CA 92660

Dr. Daniel F. O'Keeffe                  232,250(4)              3.0%
1601 North Seventh St. Suite 230
Phoenix, AZ 85006

Thomas Hakel                            100,000(5)              1.3%
1020 Blue Oak Pl.
Santa Rosa, CA 95404

Bryan Klingler                           33,333(6)              0.4%
475 Aviation Blvd., Suite 100
Santa Rosa, CA  95043

Frank Sanchez                           205,000(7)              2.6%
475 Aviation Blvd., Suite 100
Santa Rosa, CA  95043

Hanover Capital Corporation             400,000                 5.2%
38 Buckskin Rd.
Bell Canyon, CA 91307

All Directors and Officers            1,001,266                12.5%
as a group (5 persons)
____________________


(1) Includes 681,042 shares held directly by Walter Family Trust and 50,000 shares issuable under warrants held by Walter Family Trust.

(2) Includes 420,250 shares held directly by Daniel J. Brinker, 165,433 shares issuable on exercise of options held by Daniel J. Brinker that are exercisable within 60 days, and 50,000 shares that are issuable under warrants held by Daniel J. Brinker.

(3) Includes 397,500 shares held directly by Lynn Brinker and 135,625 shares that are issuable under warrants held by Lynn Brinker

(4) Includes 207,250 shares held directly by Dr. O'Keeffe and 25,000 shares that are issuable under warrants held by Dr. O'Keeffe

(5) Represents shares issuable upon exercise of options held by Thomas Hakel that are exercisable within 60 days.

(6) Represents shares issuable upon exercise of options held by Bryan Klingler that are exercisable within 60 days.

(7) Represents 7,500 shares held directly by Mr. Sanchez and 197,500 shares issuable upon exercise of options held by Mr. Sanchez that are exercisable within 60 days.


                           CERTAIN TRANSACTIONS

     During the period from July 2004 through May 2005, American TonerServ raised $745,000 through a private offering of convertible notes and warrants, with substantially all of the dollar amounts being raised between September 2004 and March 2005. The offering consisted of the sale of units at a price of $5,000 per unit, with each unit consisting of a 10% Convertible Note in the principal amount of $4,999 and a warrant to purchase shares of our common stock. The notes will bear interest at the simple rate of ten percent (10%) per year and be due and payable in full two years from the date of issuance. Interest is payable monthly. The notes may be converted, at the option of the holder, into shares of our Common Stock upon the occurrence of a Private Investment in a Public Entity offering ("PIPE offering") undertaken by us that raises a minimum of $1.0 million. The conversion price shall be the same per share price as the PIPE offering. Each unit includes a warrant to purchase shares of our Common Stock. The number of shares that may be purchased pursuant to each warrant will equal 150% of the number of shares a holder would receive if he or she converted their notes into shares of Common Stock. The warrants will become exercisable upon a closing of a PIPE offering in which gross proceeds of at least $1 million has been received, and will be exercisable for a period of twelve months thereafter. There can be no assurance that such an offering will ever occur. In connection with the sale of $300,000 of the offering to a group of investors, we entered into an agreement with the group to pledge our assets as security for the convertible notes.

     Among the investors in the private offering were Daniel J. Brinker, Chairman of the Board, who invested $65,000; Lynn Brinker, a principal shareholder, who invested $50,000; David Brinker, a principal shareholder who invested $25,000; and Bram Enterprises, a general partnership of which Lynn Brinker and William A. Robotham are partners, who invested $300,000.

     In February 2003, Daniel J. Brinker and Dr. Daniel F. O'Keeffe, Directors of American TonerServ, and Lynn Brinker, who was then a Director of the company, lent $30,000, $10,000 and $10,000 respectively to American TonerServ. In August 2004 these notes, including the interest accrued thereon, were exchanged for notes and warrants with the same terms as the securities sold in the private offering. The original notes were secured by a security interest in the accounts receivable of American TonerServ, but the security interest ended when the notes were exchanged.

     On August 1, 2003, we entered into a Consulting Agreement with Hanover Capital Corporation ("Hanover Capital") pursuant to which Hanover Capital agreed to provide certain financial consulting services. The agreement provides that Hanover Capital is to receive compensation in the form of a $5,000 retainer and $5,000 per month thereafter and a total of 400,000 shares of our common stock upon the occurrence of certain events, which have now been completed. Because Hanover Capital beneficially owns approximately 5.2% of the shares outstanding, it is considered to be a principal shareholder of American TonerServ.


                             SELLING SHAREHOLDER

     The securities being offered hereby are 400,000 shares of common stock being offered for resale by a selling shareholder. The shares are being offered for the account of the shareholder in the table below and its donees or pledges. The table below includes information regarding ownership of our common stock by the selling shareholder and the number of shares that may be sold under this prospectus. There are no material relationships with the selling shareholder other than those discussed herein.

                                     Shares                               Shares
                               Beneficially Owned                   Beneficially Owned
                              Prior to the Offering                 After the Offering
                              ----------------------    Shares    -----------------------
                                            Percent     Offered                  Percent
Selling Shareholder              Number     of Class    Hereby        Number     of Class
--------------------          ------------  --------   ---------  -------------  --------
Hanover Capital Corporation      400,000       5.2%     400,000        -0-         --

     The person who has voting and investment control over the shares is James
E. Hock, its president. The selling shareholder is not a broker-dealer or affiliated with any broker dealer.

     The information concerning the selling shareholder may change from time to time and will be set forth in supplements to this prospectus.


                              PLAN OF DISTRIBUTION

     The selling shareholder and its successors, including transferees, pledges or donees of its successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The selling shareholder will sell our shares at a fixed price of $0.25 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange on which the common stock may be listed, or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

     -   in the over-the-counter market;

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

     - through the writing of options, whether the options are listed on an options exchange or otherwise.

     In connection with the sale of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.

     The aggregate proceeds to the selling shareholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. In the event that the selling shareholder is an "underwriter" within the meaning of
Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, which prohibits, with certain exceptions, bidding for or purchasing any security which is the subject of such distribution until the selling shareholder's participation in that distribution is completed. Regulation M also prohibits any bid or purchase for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific common stock to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement to, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We will pay all of the expenses incurred in connection with the registration of the common stock. We estimate that these expenses will total approximately $134,000.

                          DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of Common Stock, each having a par value of $.001 per share, and 5,000,000 shares of preferred stock, each having a par value of $.001 per share. As of May 26, 2005, there were 7,715,264 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

COMMON STOCK

VOTING RIGHTS

     The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except for super-majority votes required for approval of certain business combinations, removal of directors and certain other matters, and certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under applicable Delaware law, the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except that directors are elected by a plurality of the votes cast. The company's articles of incorporation do not allow for cumulative voting when electing directors.

LIQUIDATION RIGHTS

     Upon liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of our Common Stock are entitled to share equally in the assets legally available for distribution to the holders of Common Stock after payment of all our prior obligations which may include the satisfaction in full of any liquidation preference to which holders of preferred stock, if any, may then be entitled.

DIVIDEND POLICY AND OTHER MATTERS

     The holders of our Common Stock do not have preemptive rights to purchase a proportionate amount of additional capital stock upon issuance by us of our capital stock to outside investors. The Common Stock is not redeemable either at our option or at the option of the holders thereof. To date, the company has issued no dividends. Currently, it is our intention to use available cash flows for growth. We serve as the registrar and transfer agent for our own Common Stock.

PREFERRED STOCK

     The company issued preferred stock as part of previous financings. During 2003, the preferred stockholders voted by two-thirds majority consent to convert the preferred stock into the company's Common Stock. As a result, there is no preferred stock currently issued and outstanding.

TRANSFER AGENT

     We currently serve as the transfer Agent for our Common Stock. We plan to appoint a transfer agent for our Common Stock prior to seeking to have our Common Stock quoted on the OTC Bulletin Board.

REPORTS TO STOCKHOLDERS

     We plan to furnish our stockholders for each fiscal year with an annual report containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate.

PENNY STOCK RULES

     If a market develops for our common stock, trading in our shares will be subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000 - or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules will affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.


                                LEGAL MATTERS

     The validity of the shares of common stock of American TonerServ offered hereby will be passed on for us by Krys Boyle, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202.


                                    EXPERTS

     The financial statements of American TonerServ as of December 31, 2004 and for the years ended December 31, 2004 and December 31, 2003 included in this prospectus have been audited by Stonefield Josephson, Inc., independent auditors and have been so included in reliance upon the report of Stonefield Josephson, Inc. given on the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

     You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's web site, http://www.sec.gov.

     As of the date of this prospectus, we will subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and website set forth above.

           DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                          SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                           AMERICAN TONERSERV CORP.
                          (Formerly, Q MATRIX, Inc.)

                        INDEX TO FINANCIAL STATEMENTS


                                                                   Page
                                                                   ----

Independent Auditors' Report                                        F-1

Balance Sheet as of December 31, 2004                               F-2

Statement of Operations for the years ended December
   31, 2004 and 2003                                                F-3

Statement of Stockholders' Deficit for the years ended
  December 31, 2004 and 2003                                        F-4

Statement of Cash Flows for the years ended December 31,
   2004 and 2003                                                    F-5

Notes to Financial Statements                                       F-6-F-18

Balance Sheet as of March 31, 2005 (unaudited)                      F-19

Statement of Operations for the three months ended
    March 31, 2005 and 2004 (unaudited)                             F-20

Statement of Cash Flows for the three months ended
   March 31, 2005 and 2004 (unaudited)                              F-21

Notes to Financial Statements (unaudited)                       F-22 - F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




Board of Directors
AMERICAN TONERSERV CORP.
(FORMERLY Q MATRIX, INC.)
Santa Rosa, CA

We have audited the accompanying balance sheet of AMERICAN TONERSERV CORP. (formerly Q Matrix, Inc.) as of December 31, 2004, and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMERICAN TONERSERV CORP. as of December 31, 2004, and the results of its operations, stockholders' deficit and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for the year ended December 31, 2004, have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the company has incurred losses in each of the past two years, has negative working capital, and a sharholders' deficit as of December 31, 2004, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. These financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

San Francisco, California
April 28, 2005

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Balance Sheet
December 31, 2004
_____________________________________________________________________________


ASSETS

Current assets:
   Cash and cash equivalents                                   $   58,115
   Accounts receivable, net                                       108,422
   Inventory                                                        2,594
   Deposits                                                         7,110
                                                               ----------
     Total current assets                                         176,241

   Property and equipment, net                                     21,825
                                                               ----------
     Total assets                                              $  198,066
                                                               ==========

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable and accrued expenses                       $  643,264
   Deferred revenue                                                19,871
                                                               ----------

     Total current liabilities                                    663,135
                                                               ----------
Long-Term liabilities:
   Convertible notes payable, related parties
      (net of unamortized discount of $12,132)                    339,254
   Convertible notes payable
     (net of unamortized discount of $5,769)                      144,231
   Warrant Liabilities                                             21,848
                                                               ----------

     Total long-term liabilities                                  505,333
                                                               ----------
Total Liabilities                                               1,168,468
                                                               ----------

Stockholders' deficit:
   Common stock; $.001 par value, 10,000,000 shares
    authorized; 7,715,264 shares issued and outstanding             7,715
   Additional paid-in capital                                   9,390,623
   Accumulated deficit                                        (10,368,740)
                                                               ----------
     Total stockholders' deficit                                 (970,402)
                                                               ----------
                                                               $  198,066
                                                               ==========

The accompanying notes form an integral part of these financial statements.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Statements of Operations
_____________________________________________________________________________

                                                 December 31,  December 31,
                                                     2004          2003
                                                 ------------  ------------

Service Revenue                                  $   989,497   $ 2,090,037
Toner Revenue                                         50,189        64,995
                                                 -----------   -----------
     Total Revenue                                 1,039,686     2,155,032


Cost of Service                                      539,565     1,308,617
Cost of Toner                                         39,691        50,481
                                                 -----------   -----------
     Total Cost of Sales                             579,256     1,359,098

Gross profit                                         460,430       795,934

Operating expenses:
  Sales and marketing                                 42,128        61,988
  General and administrative                       1,158,072     1,122,955
                                                 -----------   -----------
Loss from operations                                (739,770)     (389,009)

Interest expense, net of interest income
  of $27 and $505, respectively                       21,835         7,647
                                                 -----------   -----------
Loss before income taxes                            (761,605)     (396,656)

Provision for income taxes                               800           800
                                                 -----------   -----------
Net loss                                            (762,405)     (397,456)
                                                 ===========   ===========

Net loss per share (basic & diluted)             $    (0.10)   $     (0.06)
                                                 ===========   ===========

Weighted average number of shares
  outstanding (basic & diluted)                    7,356,908     6,758,576
                                                 ===========   ===========
















The accompanying notes form an integral part of these financial statements.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Statement of Stockholders' Deficit
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

                                                                                   Addi-
                     Common Stock       Preferred A           Preferred B          tional
                  ---------------- ----------------------  --------------------    Paid-in    Accumulated
                   Shares   Amount  Shares      Amount      Shares     Amount      Capital      Deficit       Total
                  --------- ------ --------- ------------  --------- ----------  ----------   ------------  ---------
Balance, December
 31, 2002         4,787,079 $4,787   375,000  $1,500,000   1,185,608  $4,741,959  $3,051,592 $ (9,208,879) $  89,459

 Conversion of Pre-
 ferred A Stock
 to Common Stock    607,500    608  (375,000) (1,500,000)                          1,499,392                       -

 Conversion of Pre-
 ferred B Stock
 to Common Stock  1,920,685  1,920                        (1,185,608) (4,741,959)  4,740,039

 Net Loss                                                          -                             (397,456)  (397,456)

Balance, December
 31, 2003         7,315,264 $7,315         - $         -           -  $        -  $9,291,023 $ (9,606,335) $(307,997)
                  --------- ------ --------- -----------  ----------  ----------  ---------- ------------  ---------

 Issuance of Common
 Stock              400,000 $  400                                                    99,600                 100,000

 Net Loss                                                          -                             (762,405)  (762,405)
                  --------- ------ --------- -----------  ----------  ----------  ---------- ------------  ---------
Balance, December
 31, 2004         7,715,264 $7,715         - $         -           -  $        -  $9,390,623 $(10,368,740) $(970,402)
                  ========= ====== ========= ===========  =========  ==========  ==========  ============  ==========


























The accompanying notes are an integral part of these financial statements.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Statements of Cash Flows
Increase (Decrease) in Cash and Cash Equivalents
_____________________________________________________________________________

                                                 December 31,  December 31,
                                                     2004          2003
                                                 ------------  ------------
Cash flows used for operating activities:
  Net loss                                       $  (762,405)  $  (397,456)
                                                 -----------   -----------
Adjustment to reconcile net loss to net
  cash used for operating activities:
    Depreciation                                      10,509        21,571
    Bad debt expense                                 172,950        66,693
    Issuance of stock for services                   100,000          -

Changes in assets and liabilities:
  (Increase) decrease in assets:
    Accounts receivable                               59,798       (49,152)
    Inventory                                           (697)       (1,154)
    Deposits                                              -            447
    Prepaid expenses                                   7,715        (6,257)

Increase (decrease) in liabilities:
    Accounts payable and accrued expenses             10,819       352,666
    Deferred revenue                                 (23,218)      (11,047)
                                                 -----------   -----------
     Total adjustments                               337,876       373,767
                                                 -----------   -----------
     Net cash used for
       operating activities                         (424,529)      (23,689)
                                                 -----------   -----------
Cash flows provided by financing activity -
  Proceeds from convertible notes payable            450,333        55,000
                                                 -----------   -----------

Net increase in cash                                  25,804        31,311

Cash and cash equivalents, beginning of year          32,311         1,000
                                                 -----------   -----------
Cash and cash equivalents, end of year           $    58,115   $    32,311
                                                 ===========   ===========


Supplemental disclosure of non cash investing activity:

Issuance of stock for services                   $   100,000   $      -










The accompanying notes form an integral part of these financial statements.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________


(1)  Summary of Significant Accounting Policies:

     Organization and Business Activity:

        Managed Maintenance Systems, Inc. was incorporated in the state of Delaware on May 30, 1995. On November 13, 1995, the company filed an amendment of its Certificate of Incorporation to change its name to "Q MATRIX, Inc." Subsequent to year end the company changed its name to AMERICAN TONERSERV CORP. The company is a national distributor of re-manufactured printer toner cartridges. They service printers and other office equipment through their Preferred Provider Network.

     Use of Estimates:

        The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments:

        For certain of the company's financial instruments, including accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to the short- term nature of these items. Accounts receivable are shown net of allowance for doubtful accounts. In determining the allowance for doubtful accounts, the company uses specific identification, which includes a reserve on older balances that are disputed or in cases where the company has knowledge of a potential customer payment issue. The amounts owed on notes payable also approximate fair value, because the interest rates and terms are offered to the company at current market rates.

     Concentration of Credit Risk:

        The company maintains its cash in high-grade financial institutions, and the cash balances may at times throughout the year exceed the federally insured limits of such accounts. The company has not experienced any losses to date with these accounts.

     Cash and Cash Equivalents:

        For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

     Inventory:

        Inventory consists of various printer parts and is stated at the lower of cost or market on a first-in first-out basis.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies (Continued):

     Property and Equipment:

        Property and equipment is stated at cost less accumulated depreciation. Property and equipment is depreciated using the straight-line method over estimated useful lives, which range from three to seven years. Leasehold improvements are depreciated on a straight-line basis over the lesser of the lease term or estimated useful life.

     Revenue Recognition:

        Revenue is generated from sales of supplies and maintenance. Revenue from supplies sales is recognized upon customer acceptance. Revenue from maintenance is recognized as services are completed or over the term of the maintenance agreements. The following is a detailed description of each revenue activity and its revenue recognition policy:

        Time and Materials Maintenance Contracts - Revenue for equipment service calls initiated by the customer. All work is billed based on actual time and materials. The revenue is recognized (and billed) after the service work is performed for the customer.

        Full Service Maintenance Contracts - Revenue for fixed fee equipment service contracts (annual contracts for the first year of service; contracts are billed quarterly thereafter with a sixty day cancellation provision). Revenues are recognized straight-line over the life of the contract.

        Remanufactured Toner Sales - Revenue for the resale of laser toner cartridges. The revenue is recognized after shipment of the toner cartridges to the customer. In the case where the toner cartridge is sold as a bundled product with equipment service included as part of the total purchase price, the combined revenue is segregated between the value of the cartridge and the service components. The cartridge portion is recognized after shipment at the same price as a "cartridge only" sale. The service component is deferred and recognized on the earlier of actual cartridge use or ninety days (the maximum term of the service offering with each cartridge).

     Deferred Revenue:

        Contract revenue for full-service contracts is recognized by the straight-line method over the life of the contract with the unearned portion shown as deferred revenue in the accompanying balance sheet.

     Stock-Based Compensation:

        The company accounts for employee stock options in accordance with Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees. Under APB 25, the company recognizes no compensation expense related to employee stock options, as no options are granted at a price below market price on the date of grant. The company has also adopted SFAS 123, Accounting for Stock-Based Compensation. SFAS 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies (Continued):

     Stock-Based Compensation (Continued):

disclosures are made assuming hypothetical fair-value method for which the company uses the Black-Scholes option-pricing model. The company's 1995 Incentive Stock Plan provides for a total of 2,000,000 shares of the company's common stock to be reserved for issuance as incentive stock options to officers, directors, employees, and consultants of the company at prices determined by the Board, which are generally not less than fair market value at the date of grant. Options granted generally expire in ten years from the date of the grant. However, if the optionee ceases to remain in service for any reason other than death or disability, then the exercise period for each outstanding option held by such optionee is limited to the three-month period following the date of cessation of service.

        Options may be granted for periods of up to ten years and at prices no less than 100% of the estimated fair market value of the shares on the date of grant as determined by the Board of Directors. The aggregate fair market value (determined as of the respective date or dates of grant) of the common stock for which one or more options granted to any employee under this plan may, for the first time, become exercisable as incentive stock options and in any one calendar year should not exceed $100,000. Also, the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. No option granted to a 10% stockholder shall have a maximum term in excess of five years from the grant date.

        As of December 31, 2004, the company had granted stock options to employees outside the 1995 stock option plan under identical terms to options
issued under the 1995 plan.   A summary of all stock option activity is as
follows:

                                                                 Weighted   Weighted
                            Options     Options    Total         average    average
                            inside      outside    options       exercise   remaining
                            the plan    the plan   outstanding   price      life in years
                           ----------   --------   -----------   --------   -------------
Balance at December 31,
 2002                         583,933       -         583,933      $0.21          3.3

Granted in 2003               175,000       -         175,000      $0.25          9.0
Exercised                        -          -            -           -             -
Canceled                         -          -            -           -             -
                            ---------    -------    ---------      -----        -------

Balance at December 31,
 2003                         758,933       -         758,933      $0.22          4.6
                            ---------    -------    ---------      -----        -------

Granted in 2004               275,000       -         275,000      $0.25         10.0
Exercised                        -          -            -           -             -
Canceled                         -          -            -           -             -
                            ---------    -------    ---------      -----        -------
Balance at December 31,
 2004                       1,033,933       -       1,033,933      $0.23          6.1
                            =========    =======    =========      =====        =======

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies (Continued):

     Stock-Based Compensation (Continued):

        Using the fair value model, there would have been no material compensation expense to report under the provision of SFAS 123; accordingly, the disclosures for proforma earnings after computed compensation expense are not shown. Also, in accordance with SFAS 148, the required disclosures under FASB 125 were also not material for any years. The assumptions used for the fair value model for options granted in 2004 were an assumption of $.25 as the fair market value price per share (This was the last cash sales price per share in 2002), a risk free interest rate of 5%, and no volatility.

     Earnings Per Share:

        In accordance with SFAS No. 128 Earnings Per Share, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As December 31, 2004, and December 31, 2003, basic and diluted earning per share are the same as all common stock, equivalents were anti-diluted. At December 31, 2004 and 2003, the company had outstanding shares of common stock of 7,315,264 and 7,715,264 respectively, which were anti-dilutive.

        Comprehensive income consists of net income only, and, accordingly, a Statement of Comprehensive Income is not presented in these financial statements.

     Segment:

        Based on the company's integration and management strategies, the company operates in a single business segment. For the years ended December 31, 2004 and December 31, 2003, all material revenues have been derived from domestic operations.

(2)  Going Concern:

     The financial statements have been prepared on a going-concern basis.
The company has incurred losses in each of the past two years, has negative working capital, and a shareholders' deficit as of December 31, 2004, which has raised substantial doubt about its ability to continue as a going concern. Management is dependent on funds from borrowing and private equity funding. Management believes it will be successful in financing its operations for the next twelve months. However, until such time as these funds are obtained, there can be no assurance that sufficient funds will be available to finance its operations. This raises substantial doubt about the company's ability to continue as a going concern. Without the funding of additional capital, it would be unlikely for the company to continue as a going concern.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(2)  Going Concern (Continued):

     It is Management's objective to seek additional capital and funding sources to finance its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

(3)  Recent Accounting Pronouncements:

     In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51." This interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (FIN 46R), which allowed companies with certain types of variable interest entities to defer implementation until March 31, 2004.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS 149 amends and clarifies financial accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this Statement is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that issuers classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). With certain exceptions, this Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

     In December 2003, the FASB issued Statement of Financial Accounting Standards (FAS) No. 132 (Revised 2003) "Employers' Disclosures about Pensions and Other Postretirement Benefits."

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(3)  Recent Accounting Pronouncements (Continued):

     This standard replaces FAS-132 of the same title, which was previously issued in February 1998. The revised FAS-132 was issued in response to concerns expressed by financial statement users about their need for more transparency of pension information. The revised standard increases the existing GAAP disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under FAS-87, "Employers' Accounting for Pensions", FAS-88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and FAS-106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". Specifically, the revised standard requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, for the first time, companies are required to provide a breakdown of plan assets by category, such as debt, equity, and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The revised FAS-132 is effective for financial statements with fiscal years ending after December 15, 2003, and for interim periods beginning after December 15, 2003. The adoption of this Statement is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

     In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition". SAB 104 supersedes SAB 101, "Revenue Recognition in Financial Statements". SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables". Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB
104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not impact the consolidated financial statements.

     In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(3)  Recent Accounting Pronouncements (Continued):

     Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

     In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS 152)". The amendments made by Statement 152 amend FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

     In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

     In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(3)  Recent Accounting Pronouncements (Continued):

of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

     In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions--FSP FAS 109-1, Application of SFAS Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

     In March 2005, the FASB issued Staff Accounting Bulletin No. 107 ("SAB 107") which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company's traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option's expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.

     In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Assets Retirement Obligations" ("FIN 47"), which clarified the term "conditional asset retirement obligations" as used in SFAS No. 143, "Accounting for Asset Retirement Obligations." The Company does not anticipate that the application of FIN 47 will have a material impact on the Company's financial position and results of operation.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(4)  Major Customers:

     Included in accounts receivable as of December 31, 2004, is approximately $29,664 due from one customer. During the years ended December 31, 2004 and 2003, one customer accounted for approximately 33% and 33% of net revenues, respectively.

(5)  Property and Equipment:

     A summary as of December 31, 2004, is as follows:

                Computer hardware                  $ 214,009
                Furniture and fixtures               153,925
                Telephone system                     106,844
                Computer software                    105,639
                Office equipment                      48,543
                Leasehold improvements                36,190
                                                   ---------
                                                     665,150
                Less accumulated depreciation        643,325
                                                   ---------
                                                   $  21,825
                                                   =========

     Depreciation for the period December 31, 2004, and December 31, 2003, totaled $10,509 and $21,571, respectively.

(6)  Convertible Notes Payable:

     A summary is as follows as of December 31, 2004:


       Convertible notes payable, related parties     $351,386

       Convertible notes payable                      $150,000

     As of December 31, 2004, Convertible Notes Payable is comprised of secured and unsecured notes payable. The offering consisted of the sale of units at a price of $5,000 per unit, with each unit consisting of a 10% Convertible Note in the principal amount of $4,999 and a warrant to purchase shares of the company's common stock. $501,386 of Convertible Notes Payable were issued during the period ending December 31, 2004, $150,000 from unrelated parties and $351,386 from related parties, $56,386 of which were issued upon conversion of loans to shareholders. The notes will bear interest at the simple rate of ten percent (10%) per year and be due and payable in full two years from the date of issuance. Interest is payable monthly. The notes may be converted, at the option of the holder, into shares of Common Stock upon the occurrence of a Private Investment in a Public Entity offering ("PIPE offering") that raises a minimum of $1 million. The conversion price shall be the same per share price as the PIPE offering. At this time the company expects the stock price of the PIPE to be the same as the trading price of the company's common stock. Each unit includes a warrant to purchase shares of the company's Common Stock. The number of shares that may be

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(6)  Convertible Notes Payable (Continued):

purchased pursuant to each warrant will equal 150% of the number of shares a holder would receive if he or she converted their notes into shares of Common Stock. The warrants will become exercisable upon a closing of a PIPE offering in which gross proceeds of at least $1 million has been received, and will be exercisable for a period of twelve months thereafter. In connection with the sale of $300,000 of the offering in October 2004 to a group of investors, the company entered into an agreement with the investors to pledge the company's assets as security for their portion of the convertible notes.

     The proceeds of the $501,386 debt issuance were allocated first to warrants based on their full fair value. The Black Scholes option pricing method was used to value the warrants. The warrants have an exercise price of $.25 each, no volatility, a risk free interest rate of 3% and an estimated one year life. Based on these factors the beneficial conversion feature was valued at $21,848 (see Note 7). The resulting discount will be amortized using the effective interest rate method over the term of the notes payable.

(7)  Warrant Liability:

     In conjunction with raising capital through the sale of equity, the company has issued various warrants that have registration rights for the underlying shares. Each $5,000 unit of capital consisted of a convertible note in the principal amount of $4,999 and a warrant to purchase shares of the company's Common Stock. The Notes may be converted into shares of our Common Stock in accordance with the terms of the Notes. A Warrant allows the holder to purchase shares of our Common Stock in an amount equal to 150% of the number of shares that may be issued to the holder if such holder were to convert the Note. As the contracts must be settled by the delivery of registered shares and the delivery of the registered shares are not controlled by the company, pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a company's Own Stock", the net value of the warrants at the date of issuance was recorded as a warrant liability based on their full fair value on the balance sheet (see
Note 6).

(8)  Pension Plan:

     The company has a 401(k) benefit plan for its full-time employees. Eligible employees may make voluntary contributions to the plan up to the allowed maximum in accordance with IRS regulations. The company may make discretionary contributions. The company made no contributions to the plan during the years ended December 31, 2004 and December 31, 2003.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(9)  General and Administrative Expenses

                                                 December 31,  December 31,
                                                     2004          2003
                                                 ------------  ------------

Accounting                                            74,944        90,651
Administration                                       226,976       274,273
Executive                                            368,576       167,396
Information Technology                               126,992       128,133
Legal                                                 31,805         4,206
Service-Customer Service                              98,941       172,032
Service-Preferred Service Providers                   56,888        73,248
Service-Other                                        172,950       213,016
                                                 -----------   -----------
Total General and Administrative                   1,158,072     1,122,955
                                                 ===========   ===========

(10) Income Taxes:

     The company has no taxable income and no provision for federal and state income taxes is required for 2004.

     A reconciliation of the statutory federal rate and the company's effective tax rate for the year ended December 31, 2004, is as follows:


        Statutory federal income tax rate           34%
        Other utilization of net operating losses  (34%)
                                                   -----
        Effective tax rate                           0%

     Significant components of the company's deferred tax assets and liabilities as of December 31, 2004, are as follows:

        Deferred tax assets:
          Effect of net operating loss
            carryforwards                        $ 5,090,000
                                                 -----------
             Total deferred tax asset              5,090,000
             Less valuation allowance             (5,090,000)
                                                 -----------
               Net deferred tax asset            $      -
                                                 ===========

     A valuation allowance has been recorded as a reduction against the net operating loss carry-forwards due to the uncertainty of the ultimate realization of future benefits from these net operating losses. The change in valuation allowance for the year ended December 31, 2004, was approximately $110,000.

     Net operating loss carryforwards of approximately $10,000,000 for federal and $1,900,000 for state are available as of December 31, 2004, to be applied against future taxable income. The net operating loss carryforwards expire in tax years 2015 through 2024 for federal purposes and in tax years 2005 through 2015 for state purposes. The company filed an extension of its tax returns for the year ended December 31, 2004.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(11) Preferred Stock and Common Stock Warrants:

     Common Stock

     On November 23, 2004, the company issued 400,000 shares to Hanover Capital for professional services rendered in conjunction with the initiation and filing of its SB-2 registration statements.

     Common Stock Warrants

     Common stock warrants were issued in 1998 and 1999, in connection with debt agreements, which have been fully repaid; the warrants expire between the years 2007 through 2008. Warrants outstanding as of December 31, 2003, are as follows:

             Balance at December 31, 2003      507,292
             Granted in 2004                      -
             Exercised in 2004                    -
             Expired in 2004                      -
                                               -------
             Balance at December 31, 2004      507,292
                                               =======
     The weighted average exercise price per share at December 31, 2004, was $2.48.

(12) Operating Lease Commitments:

     The company leases its business premises in Santa Rosa under an operating lease expiring November 2007. The lease payments are subject to annual increases per the lease agreement.

     The following is a schedule by years of future minimum rental payments required under this lease in excess of one year as of December 31, 2004:

         Year ending December 31,
                  2005                     93,208
                  2006                     96,937
                  2007                     92,163
                                         --------
                                         $282,308
                                         ========

     Rent expense for December 31, 2004, and December 31, 2003, totaled $96,103 and $73,148, respectively.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
Years Ended December 31, 2004 and 2003
_____________________________________________________________________________

(13) Contingencies and Commitments:

     The company is subject to claims arising in the ordinary course of business, primarily vendor disputes. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on the financial positions of the company or result in a substantial impairment of its operations as all legitimate claims have been accrued in accounts payable and accrued expenses.

(14) Subsequent Events:

     Subsequent to year end, on March 10, 2005, the Board of Directors of the company approved up to $300,000 of additional convertible debentures. The company raised the full $300,000 (see Note 6). Warrants of approximately $450,000 were issued with the convertible notes.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Balance Sheet
March 31, 2005
(Unaudited)
____________________________________________________________________________

Assets

Current assets:
  Cash and cash equivalents                                   $   194,159
  Accounts receivable, net                                         67,741
  Inventory                                                         2,521
  Deposits                                                          7,110
                                                              -----------
     Total current assets                                         271,531

  Property and equipment, net                                      19,756
                                                              -----------
     Total assets                                             $   291,287
                                                              ===========

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable and accrued expenses                      $   711,801
   Deferred revenue                                                26,233
                                                              -----------
     Total current liabilities                                    738,034
     ----------
Long-Term liabilities:
Convertible notes payable, related parties
      (net of unamortized discount of $13,994)                    437,392
Convertible notes payable
      (net of unamortized discount of $8,706)                     216,294
Warrant Liabilities                                                29,550
                                                              -----------
     Total long-term liabilities                                  683,236
                                                              -----------

Total Liabilities                                               1,421,270
                                                              -----------


Stockholders' deficit:
   Common stock; $.001 par value, 10,000,000 shares
    authorized; 7,715,264 shares issued and outstanding             7,715
   Additional paid-in capital                                   9,390,623
   Accumulated deficit                                        (10,528,321)
                                                              -----------
     Total stockholders' deficit                               (1,129,983)
                                                              -----------
     Total liabilities & stockholders' deficit                $   291,287
                                                              ===========

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Statement of Operations and Accumulated Deficit
(Unaudited)
____________________________________________________________________________

                                             Three Months     Three Months
                                                Ended            Ended
                                               March 31,        March 31,
                                                 2005             2004
                                             -------------    -------------

Service Revenue                                $ 134,547        $ 433,125
Toner Revenue                                      4,603            7,360
                                               ---------        ---------
     Total Revenue                               139,150          440,485

Cost of Service                                   82,884          273,203
Cost of Toner                                      3,544            5,792
                                               ---------        ---------
     Total Cost of Sales                          86,428          278,995
                                               ---------        ---------
Gross profit                                      52,722          161,490

Operating expenses:
  Sales and marketing                              6,798           15,692
  General and administrative                     191,056          390,146
                                               ---------        ---------
Loss from operations                            (145,132)        (244,348)

Interest expense                                  14,449            4,331
                                               ---------        ---------
Loss before income taxes                        (159,581)        (248,679)

Provision for income taxes                          -                -
                                                ---------       ---------
Net loss                                        $(159,581)      $(248,679)
                                                =========       =========

Net loss per share (basic & diluted)            $   (0.02)      $   (0.03)
                                                =========       =========
Weighted average number of shares
 outstanding (basic & diluted)                  7,715,264       7,315,264
                                                =========       =========

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Statement of Cash Flows
Increase (Decrease) in Cash and Cash Equivalents
(Unaudited)
___________________________________________________________________________

                                             Three Months     Three Months
                                                Ended            Ended
                                               March 31,        March 31,
                                                 2005             2004
                                             -------------    -------------

Cash flows used for operating activities:
  Net loss                                     $ (159,581)     $ (248,679)
                                               ----------      ----------
Adjustment to reconcile net loss to net cash
  used for operating activities:
   Depreciation                                     2,066           3,787
   Bad debt expense                                  -            172,950
   Amortization of note discount                    2,905            -

Changes in assets and liabilities:
 (Increase) decrease in assets:
   Accounts receivable                             40,681        (143,332)
   Inventory                                           73            (313)
   Prepaid Expenses                                  -              3,178

Increase in liabilities:
  Accounts payable and accrued expenses            68,537         141,339
  Deferred revenue                                  6,363          52,422
                                               ----------      ----------

     Total adjustments                            120,625         230,031
                                               ----------      ----------
     Net cash used for
      operating activities                        (38,956)        (18,648)
                                               ----------      ----------
Cash flows provided by investing activity-
  Proceeds from convertible notes payable         175,000            -
                                               ----------      ----------

Net increase (decrease) in cash and
cash equivalents                                  136,044         (18,648)
Cash and cash equivalents, beginning of period     58,115          32,311
                                               ----------      ----------
Cash and cash equivalents, end of period       $  194,159      $   13,663
                                               ==========      ==========

Supplemental disclosure of cash flow information:
Interest paid                                  $   14,449      $    4,331
                                               ==========      ==========
Taxes paid                                     $     -         $     -
                                               ==========      ==========

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
_____________________________________________________________________________


(1)  Summary of Significant Accounting Policies:

Basis of Presentation:

     The accompanying unaudited condensed financial statements of AMERICAN TONERSERV CORP. (the "company") have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to interim financial statements.

     The accompanying unaudited condense financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the interim periods presented. Such adjustments are of a normal recurring nature. The results of operations for the interim periods presented are not necessarily indicative of the results for any future interim period or for the entire fiscal year. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have bee omitted, although the company believes that the disclosures included are adequate to make the information presented not misleading. The unaudited condensed financial statements and notes included herein should be read in conjunction with the December 31, 2004, audited financial statements and notes.

Organization and Business Activity:

     Managed Maintenance Systems, Inc. was incorporated in the state of Delaware on May 30, 1995. On November 13, 1995, the company filed an amendment of Certificate of Incorporation to change its name to "Q MATRIX, INC." Subsequent to year end the company changed its name to AMERICAN TONERSERV CORP. The company is a national distributor of re-manufactured printer toner cartridges. They service printers and other office equipment through their Preferred Provider Network.

Stock-Based Compensation:

     The company accounts for employee stock options in accordance with Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees. Under APB 25, the company recognizes no compensation expense related to employee stock options, as no options are granted at a price below market price on the date of grant. The company has also adopted SFAS 123, Accounting for Stock-Based Compensation. SFAS 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair-value method for which the company uses the Black-Scholes option-pricing model.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
_____________________________________________________________________________

(1)  Summary of Significant Accounting Policies (Continued):

Stock-Based Compensation (Continued):

     The company's 1995 Incentive Stock Plan provides for a total of 2,000,000 shares of the company's common stock to be reserved for issuance as incentive stock options to officers, directors, employees, and consultants of the company at prices determined by the Board, which are generally not less than fair market value at the date of grant. Options granted generally expire in ten years from the date of the grant. However, if the optionee ceases to remain in service for any reason other than death or disability, then the exercise period for each outstanding option held by such optionee is limited to the three-month period following the date of cessation of service.

     Options may be granted for periods of up to ten years and at prices no less than 100% of the estimated fair market value of the shares on the date of grant as determined by the Board of Directors. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any employee under this plan may, for the first time, become exercisable as incentive stock options and in any one calendar year should not exceed $100,000. Also, the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. No option granted to a 10% stockholder shall have a maximum term in excess of five years from the grant date.

     As of March 31, 2005, the company had granted stock options to employees outside the 1995 stock option plan under identical terms to options issued under the 1995 plan.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
_____________________________________________________________________________

Stock-Based Compensation (Continued):

     A summary of all stock option activity is as follows:

                                                         Weighted   Weighted
                       Options    Options   Total        average    average
                       inside     outside   options      exercise   remaining
                       the plan   the plan  outstanding  price      life in years
                       --------   --------  -----------  --------   -------------
Balance at
  December 31, 2003      758,933      -        758,933     $0.22        4.6
                       ---------   -------   ---------     -----      -----

Granted in 2004          275,000      -        275,000     $0.25       10.0
Exercised                   -         -           -          -           -
Canceled                    -         -           -          -           -
                       ---------    -------   ---------    -----      -----
Balance at
  December 31, 2004 and
  March 31, 2005
  (unaudited)          1,033,933       -      1,033,933    $0.23        6.1
                       =========    =======   =========    =====      =====

     Using the fair value model, there would have been no material compensation for expense to report under the provision of SFAS 123 and reporting requirements of SFAS 148.

     Earnings Per Share

     In accordance with SFAS No. 128 "Earnings Per Share," the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At March 31 2005, the company had outstanding warrants and options to purchase shares of common stock of 1,033,933 which were anti-dilutive.

(2)  Going Concern:

     The financial statements have been prepared on a going-concern basis in accordance with accounting principals generally accepted in the United States of America. As shown in the financial statements, the company has incurred losses of $159,581 and $248,679 during the three months ended March 31, 2005 and 2004, respectively. The company, as of March 31, 2005, has working capital deficit of $466,603, notes and other amounts due and/or past due, and an accumulated deficit of $10,528,321. Additionally the company has lost significant customers which they have not yet replaced. Further, management is dependent on funds from borrowing and private equity funding.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
_____________________________________________________________________________

(2)  Going Concern (continued)

     Management believes it will be successful in financing its operations for the next twelve months. However, until such time as these funds are obtained, there can be no assurance that sufficient funds will be available to finance its operations. This raises substantial doubt about the company's ability to continue as a going concern. Without the funding of additional capital, it would be unlikely for the company to continue as a going concern. It is Management's objective to seek additional capital and funding sources to finance its future operations.

     The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

(3)  Recent Accounting Pronouncements:

     In March 2005, the FASB issued Staff Accounting Bulletin No. 107 ("SAB 107") which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company's traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option's expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.

     In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Assets Retirement Obligations" ("FIN 47"), which clarified the term "conditional asset retirement obligations" as used in SFAS No. 143, "Accounting for Asset Retirement Obligations." The Company does not anticipate that the application of FIN 47 will have a material impact on the Company's financial position and results of operation.

     In March 2005, the Financial Accounting Standards Board (FASB) approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The objective of this Issue is to provide guidance for identifying impaired investments.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
_____________________________________________________________________________

(3)  Recent Accounting Pronouncements (Continued):

     In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

     EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2005, while the disclosure requirements are effective only for annual periods ending after June 15, 2005.

     The company has evaluated the impact of the adoption of EITF 03-1 and does not believe the impact will be significant to the company's overall results of operations or financial position.

(4)  Convertible Notes Payable:

     A summary is as follows as of March 31, 2005:

        Convertible notes payable, related parties     $437,392

        Convertible notes payable                      $216,294

     As of March 31, 2005, convertible notes payable are comprised of secured and unsecured notes payable. The offering consisted of the sale of units at a price of $5,000 per unit, with each unit consisting of a 10% Convertible Note in the principal amount of $4,999 and a warrant to purchase shares of the company's common stock. $175,000 of Convertible Notes Payable were issued during the period ending March 31, 2005, bringing the total Convertible Notes Payable to $653,686 as of March 31, 2005. $75,000 was raised from unrelated parties and $100,000 was raised from related parties.

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
_____________________________________________________________________________

(4)  Convertible Notes Payable (Continued):

     Interest is payable monthly. The notes may be converted, at the option of the holder, into shares of Common Stock upon the occurrence of a Private Investment in a Public Entity offering ("PIPE offering") that raises a minimum of $1 million. The conversion price shall be the same per share price as the PIPE offering. At this time the company expects the stock price of the PIPE to be the same as the trading price of the company's common stock. Each unit includes a warrant to purchase shares of the company's Common Stock. The number of shares that may be purchased pursuant to each warrant will equal 150% of the number of shares a holder would receive if he or she converted their notes into shares of Common Stock. The warrants will become exercisable upon a closing of a PIPE offering in which gross proceeds of at least $1 million has been received, and will be exercisable for a period of twelve months thereafter. In connection with the sale of $300,000 of the offering in October 2004 to a group of investors, the company entered into an agreement with the investors to pledge the company's assets as security for their portion of the convertible notes.

     The proceeds of the $175,000 debt issuance were allocated first to warrants based on their full fair value. The Black Scholes option pricing method was used to value the warrants. The warrants have an exercise price of $.25 each, no volatility, a risk free interest rate of 3% and an estimated one year life. Based on these factors the contingent beneficial conversion feature was valued at $7,702. The resulting discount will be amortized using the effective interest rate method over the term of the note.

(5)  Warrant Liability:

     In conjunction with raising capital through the sale of equity, the company has issued various warrants that have registration rights for the underlying shares. Each $5,000 unit of capital consisted of a convertible note in the principal amount of $4,999 and a warrant to purchase shares of the company's Common Stock. The Notes may be converted into shares of our Common Stock in accordance with the terms of the Notes. A Warrant allows the holder to purchase shares of our Common Stock in an amount equal to 150% of the number of shares that may be issued to the holder if such holder were to convert the Note. As the contracts must be settled by the delivery of registered shares and the delivery of the registered shares are not controlled by the company, pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a company's Own Stock", the net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet.

(6)  Common Stock Warrants:

     Common stock warrants for 507,292 of shares were previously issued in 1998 and 1999 in connection with debt agreements; these warrants expire between the years 2007 through 2008.

     The weighted average exercise price per share at March 31, 2005, was
$1.05

AMERICAN TONERSERV CORP.
(Formerly Q Matrix, Inc.)
Notes to Financial Statements
For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
_____________________________________________________________________________

(7)  General and Administrative Expenses

                                                  March 31,     March 31,
                                                    2005          2004
                                                 ------------  ------------

Accounting                                         $ 13,618     $ 22,785
Administration                                       54,632       65,605
Executive                                            31,643       49,784
Information Technology                               49,755       33,456
Legal                                                13,640          305
Service-Customer Service                             17,591       33,544
Service-Preferred Service Providers                  10,177       14,479
Service-Other                                          -         170,188
                                                   --------     --------
Total General and Administrative                   $191,056     $390,146
                                                   ========     ========

(8)  Contingencies and Commitments:

     The company, in the ordinary course of business, has various matters in litigation, none of which are deemed to have a material impact on operations.

(9)  Subsequent Events:

     The company raised approximately $75,000 in additional convertible notes payable subsequent to March 31, 2005 (see Note 5). Warrants of approximately $112,500 were issued with the convertible notes.

[Outside back cover page of prospectus]


                           AMERICAN TONERSERV CORP.

                        400,000 Shares of Common Stock



No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful.


                      _________________________________________


Until ______, 2005, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.







































                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our certificate of incorporation includes provisions that limit the liability of our directors for monetary damages in breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. As a result our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

     *  any breach of their duty of loyalty to us or our stockholders;

     * acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     * unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided by Section 174 of the Delaware General Corporation Law; or

     * any transaction from which the director derived an improper personal benefit.

     Any amendment or repeal of these provisions would be only for future matters and would not adversely affect any limitation on the liability of a director existing at the time of the amendment or repeal.

     Our bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the company, are as follows:

     SEC Filing Fee ................................ $     13
     Printing Expenses .............................    1,000
     Accounting Fees and Expenses ..................   93,000
     Legal Fees and Expenses .......................   38,000
     Blue Sky Fees and Expenses ....................    1,000
     Miscellaneous .................................      987
                                                     --------
          Total .................................... $134,000
                                                     ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the last three years we sold securities listed below that were not registered under the Securities Act of 1933.

     During the period from July 2004 through May 2005, the company raised $800,000 in gross proceeds from private offerings of convertible notes and warrants. The offerings consisted of the sale of a total of 89 units at a price of $5,000 per unit, with each unit consisting of a 10% Convertible Note in the principal amount of $4,999 and a warrant to purchase shares of our common stock. The notes will bear interest at the simple rate of ten percent (10%) per year and be due and payable in full two years from the date of issuance. Interest is payable monthly. The notes may be converted, at the option of the holder, into shares of our Common Stock upon the occurrence of a Private Investment in a Public Entity offering ("PIPE offering") undertaken by us that raises a minimum of $1.0 million. The conversion price shall be the same per share price as the PIPE offering. Each unit includes a warrant to purchase shares of our Common Stock. The number of shares that may be purchased pursuant to each warrant will equal 150% of the number of shares a holder would receive if he or she converted their notes into shares of Common Stock. The warrants will become exercisable upon a closing of a PIPE offering in which gross proceeds of at least $1 million has been received, and will be exercisable for a period of twelve months thereafter.

     The units were sold to a total nine accredited investors. Among these investors are Daniel J. Brinker, Chairman of the Board, who invested $65,000; Lynn Brinker, a principal shareholder, who invested $50,000; Dave Brinker, a principal shareholder who invested $25,000; and Bram Enterprises, a partnership in which Lynn Brinker and William A. Robotham are partners, who invested $300,000.

     The company has agreed to pay Spencer Edwards, Inc., a registered broker-dealer, a commission equal to 10% of the amount raised in the private offerings.

     In connection with these offerings we relied on the exemptions provided by Section 4(2) of the Securities Act of 1933 (the "Act"), and Rule 506 under the Act. The securities were sold to persons who were already shareholders of the company as well as persons with whom Directors of the company had a prior business relationship. We reasonably believe that all of these investors were "Accredited Investors," as defined under the Act, who had access to complete information concerning the company. Each investor was given a private placement memorandum that provided detailed information about the company and the securities to be issued, and investors were given an opportunity to ask questions of management. No advertising or other general solicitation was used in connection with the offering. The investors signed a subscription agreement and investment letter representing that they were acquiring the securities for investment purposes only. A restrictive legend was placed on the securities issued.

     In February 2003, Daniel J. Brinker and Dr. Daniel F. O'Keeffe, Directors of the company, and Lynn Brinker, who was then a Director of the company, lent $30,000, $10,000 and $10,000 respectively to the company. These amounts were loaned in order to provide cash needed by the company to pay current payroll and other operating obligations. In July 2004 these notes, including the interest accrued thereon, were exchanged for notes and warrants with the same terms as the securities sold in the private offering described above. The original notes were secured by a security interest in the accounts receivable of the company, but the security interest ended when the notes were exchanged. In connection with this offering we relied on the exemptions provided by
Section 4(2) of the Act. Each of these persons are currently shareholders of the company and two of them are Directors of the company. Each of these persons was given a private placement memorandum that provided detailed information about the company and they were given an opportunity to ask questions of management. No advertising or other general solicitation was used in connection with the offering. We reasonably believe that the investors are "Accredited Investors" who had access to complete information concerning the company. The investors signed a subscription agreement and investment representing that they were acquiring the securities for investment purposes only. A restrictive legend was placed on the securities issued.

     In January 2002, we issued 24,288 shares of our common stock to Laurianne Meyer. The purchase price was $.25 per share. In connection with this offering we relied on the exemptions provided by Section 4(2) of the Securities Act of 1933. We reasonably believe that the investor was a "sophisticated investor" who had access to complete information concerning the company. The investor acquired the shares for investment purposes. A restrictive legend was placed on the certificate issued.

     In August 2003, the company entered into a consulting agreement with Hanover Capital Corporation. As part of the consideration to be paid for its services, Hanover Capital was to receive a total of 400,000 shares of the company's common stock upon the occurrence of certain events. All of the events have now occurred, and the shares were issued to Hanover Capital. In connection with the issuance of common stock to Hanover Capital, we relied on the exemptions provided by Section 4(2) of the Act. We reasonably believe that Hanover Capital is a "sophisticated investor" who was given access to complete information concerning the company. Hanover Capital was introduced to the company by a mutual acquaintance. No advertising or other general solicitation was used in connection with the sale to Hanover Capital, and Hanover Capital acquired the shares for investment purposes, and a restrictive legend was [will be] placed on the certificate representing the shares.


ITEM 27.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Number     Description
------     -----------

3.1        Certificate of Incorporation, as amended (1)

3.2        Bylaws (1)

3.3        Certificate of Amendment filed January 3, 2005 (1)

5 Opinion of Krys Boyle, P.C. regarding the legality of the securities being registered (1)

10.1       1995 Stock Incentive Plan, as amended (1)

10.2       Full Service Lease between Oak Valley Business Center and
           Q MATRIX, Inc. (1)

10.3       Consulting Agreement with Hanover Capital Corporation (1)

10.4       Form of 10% Convertible Notes (1)

10.5       Form of Warrant to Purchase Common Stock (1)

10.6       Letter Agreement with Bryan Klingler dated November 8, 2004 (1)

10.7       Letter Agreement with Michael Walker (1)

10.8       Form of Pledge Agreement for convertible note offering (1)

10.9 Form of Subscription Agreement and Investment Letter for convertible note offering (1)

10.10      Letter of Intent with Spencer Edwards (1)

10.11      Letter Agreement with Bryan Klingler dated May 17, 2005 (1)

10.12      Letter Agreement with Frank Sanchez dated May 17, 2005 (2)

23.1       Consent of Krys Boyle, P.C. - Contained in Exhibit 5

23.2       Consent of Stonefield Josephson, Inc., Certified Public
           Accountants (2)

99.1       Settlement Agreement and Mutual Release with John Bernstein (1)

99.2       Stipulation for Entry of Judgment with Central Valley Office
           Supply, Inc. (1)

99.3       Settlement Agreement and Mutual Release with Copier Warehouse (2)

____________________

(1)  Previously filed.

(2)  Filed herewith electronically.

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Santa Rosa, State of California, on the 6th day of June, 2005.

                                    AMERICAN TONERSERV CORP.



                                    By: /s/ Bryan Klingler
                                        Bryan Klingler, President and CEO



                                    By: /s/ Frank Sanchez
                                        Frank Sanchez, Chief Operating
                                        Officer, Principal Financial
                                        Officer and Principal Accounting
                                        Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      TITLE                   DATE


/s/ Daniel J. Brinker           Chairman of the Board        June 6, 2005
Daniel J. Brinker



/s/ Bryan Klingler              Director                     June 6, 2005
Bryan Klingler


/s/ Thomas Hakel                Director                     June 6, 2005
Thomas Hakel



_______________________         Director
Daniel O'Keeffe